Exhibit 10.40

Restated version as at 12 July 2004

Dated 11 May 2004

(as amended on 12 July 2004)

SHURGARD SELF STORAGE SCA

and

CRESCENT EURO SELF STORAGE INVESTMENTS II SARL

SECOND

JOINT VENTURE AGREEMENT

with respect to

Second Shurgard

Linklaters De Bandt

Rue Brederode 13

B - 1000 Brussels

Telephone (32-2) 501 94 11

Facsimile (32-2) 501 94 94

4.1	Capital Increases after Closing	18

4.2	Acquisitions of Class B Shares by Luxco after Closing	19

4.3	Capital Contribution in Cash	21

4.4	Credit Facility	21

4.5	Additional funding requirements	22

5	Management of the Company	23

5.1	Operating Criteria	23

5.2	Tax Status and Returns	23

5.3	Designated Representatives	23

5.4	The Manager of the Company	24

5.5	Competence of the Manager	24

5.6	Preliminary Plan and Budget and Annual Plan and Budget	26

5.7	Implementation of Decisions	26

5.8	Company Expenses	26

5.9	Directors’ and officers’ insurance	27

5.10	Financial Information and Accounting	27

5.11	Auditor	27

5.12	Books and Records	27

5.13	Accounting Basis and Fiscal Year	27

5.14	Liquidators	27

6	Distribution of Annual Cash Flow	27

6.1	Principles	27

6.2	Investment of Distributable Cash Flow	28

7	Shari’ah Compliance	28

7.1	Criteria	28

7.2	Compliance Determination	28

8	Representations and Warranties	28

8.1	Representations and Warranties by each Party	28

8.2	Shurgard’s Representations and Warranties	29

8.3	Disclosure by Shurgard	32

8.4	Luxco’s Representations and Warranties	33

8.5	Updating Representations at Closing	33

8.6	Indemnification	33

9	Conditions Precedent	35

9.1	Conditions	35

9.2	Best Efforts Concerning the Satisfaction of the Conditions Precedent	35

9.3	Non-Satisfaction	35

10	Closing	35

10.1	Date and Place	35

10.2	Luxco’s Closing Obligations	36

10.3	Shurgard’s Closing Obligations	36

10.4	Both Parties’ Closing Obligations	37

10.5	Breach of Closing Obligations	37

11	Other Undertakings of the Parties after Closing	38

11.1	Non compete	38

11.2	Confidentiality and Announcements	39

11.3	Investors Information	40

11.4	Sanctions	41

11.5	Obligation for Shurgard to re-acquire certain Properties	41

11.6	Payment of the Facility Management Fee	41

12	Sale, Assignment or Transfer of Company Interests	41

12.1	Prohibited Transfers	41

12.2	Unrestricted Transfers	42

12.3	Indirect Transfers in Luxco	42

13	Exit Strategy	43

13.1	Timing	43

13.2	Principles	44

13.3	First Right of Offer to Shurgard	44

13.4	Second Right of Offer to Luxco	50

13.5	Sale of the Assets	50

13.6	Sale of the Shares	51

13.7	Fair Market Value	51

13.8	Voting Agreement	51

13.9	Tag Along	51

14	Closing of the Exit	52

14.1	If the exit consists of a sale of the Class B Shares by Luxco to Shurgard	52

14.2	If the exit consists of a sale by Luxco of its Class B Shares to a third party and the tag along right of Shurgard on the Class C Shares has been exercised pursuant to Clause 13.9	52

14.3	If the exit consists of the liquidation of Company	53

15	Distribution of Cash Flow upon Exit and Special Profit Participations	53

15.1	Principles	53

15.2	Residual Value	54

16	Term of the Agreement and Termination	54

16.1	Term	54

16.2	Termination	54

17	Miscellaneous	54

17.1	Lump Sum Amount	54

17.2	Press Announcements	54

17.3	Costs	55

17.4	Notices	55

17.5	Successors and Assigns	56

17.6	Entire Agreement and Amendments	56

17.7	No Waiver	56

17.8	Counterparts	56

17.9	Power of attorney to initial	56

17.10	Governing Law	56

17.11	Arbitration	57

17.12	Covenant of Good Faith	58

17.13	Severability	58

17.14	Middle East Situation	58

Between:

(1)	SHURGARD SELF STORAGE SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, Belgium registered with the Register of Legal Entities (Crossroads Bank of Enterprises) under enterprise number 0454.057.394, represented for the purposes of this Agreement by Steven De Tollenaere, attorney-in-fact,

hereinafter referred to as “Shurgard”;

And:

(2)	Crescent Euro Self Storage Investments II SARL, a company organised and existing under the laws of Luxembourg, having its registered office at 1, rue de Glacis, L-1628 Luxembourg and to be registered with the Commercial Register of Luxembourg, represented for the purposes of this Agreement by Asim Zafar, Muhannad M. Abulhasan and/or Henry Thompson,

hereinafter referred to as “Luxco”.

Whereas:

(A)	Shurgard is an owner, developer and manager of real estate in Western Europe with extensive experience related to locating, purchasing, developing, leasing and financing facilities used principally for self-service storage of property and with extensive experience in operating such facilities and providing equipment and services related thereto.

(B)	Luxco is an entity which has been set up by First Islamic Investment Bank E.C. (“First Islamic”) a company organised and existing under the laws of Bahrain. First Islamic will syndicate indirect interests in the joint venture company set up pursuant to this Agreement to its investors through Luxco (First Islamic together with Luxco: the “First Islamic Group”) pursuant to a private placement memorandum to be prepared by First Islamic.

(C)	Subject to the terms and conditions of this Agreement, Shurgard and Luxco wish to cooperate through a joint venture company for the purpose of acquiring, developing and operating, directly or indirectly, certain self-service storage properties in France, Germany, The Netherlands, Denmark, Sweden and the United Kingdom.

(D)	The joint venture company shall provide both Shurgard and Luxco with an investment opportunity and allow Shurgard to leverage its development and management expertise and spread its capital resources over a larger development programme.

(E)	The joint venture contemplated in this Agreement is independent from the joint venture entered into between Shurgard and Crescent Euro Self Storage Investments SARL on 20 December 2002.

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

1.1.1	For the purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1.1:

“Acceptance Notice” has the meaning set out in Clause 13.9.2.

“Affiliated Company” or “Affiliate” means an affiliated company (“société liée” / “verbonden vennootschap”) as defined in Article 11 of the Belgian Companies Code.

“Annual Plan and Budget” has the meaning set out in the Property and Asset Management Agreement.

“Arbitrated Price” has the meaning set out in Clause 13.3.1(ix) or 13.3.2(ix).

“Articles of Association” means the articles of association (i.e. “statuten” / “statuts”) of the Company which shall, as from the Closing Date, conform in all material respects to the text of Schedule 1.1.1, provided that the Articles of Association may be amended as specified herein.

“Asset Companies” means the Special Purpose Vehicles which legally and beneficially own or lease the Properties and references to “Asset Company” shall be construed accordingly.

“Assets” has the meaning set out in Clause 13.1.1.

“Both Parties’ Closing Obligations” has the meaning set out in Clause 10.4.

“Business Day” means a day the banks are open for business in Belgium and Bahrain other than a Saturday or Sunday.

“Candidate-Purchaser” has the meaning set out in Clause 13.3.1(xiv)(a).

“Capital” means the registered capital (“maatschappelijk kapitaal” / “capital social”) of the Company.

“Capital Increase” has the meaning set out in Clause 3.1. and Clause 4.1.

“Capital Requirement” has the meaning set out in Clause 2.2.

“CaymanCo” means the limited liability company to be incorporated and organized under the laws of the Cayman Islands specifically for the purpose of syndicating indirect interests in the Company to investors procured by First Islamic by way of a subscription agreement and private placement memorandum prepared by First Islamic.

“Class A Shareholder(s)” means the owner(s) of Class A Shares.

“Class A Shares” means the voting Shares which are part of class A.

“Class B Shareholder(s)” means the owner(s) of Class B Shares.

“Class B Shares” means the voting Shares which are part of class B.

“Class C Shareholder(s)” means the owner(s) of Class C Shares.

“Class C Shares” means the non-voting Shares which are part of class C.

“Closing” means the completion of the incorporation of the Company pursuant to Clause 10.1 and completion of Luxco’s Closing Obligations, Shurgard’s Closing Obligations and Both Parties’ Closing Obligations pursuant to Clauses 10.2, 10.3 and 10.4, respectively.

“Closing Date” has the meaning set out in Clause 10.1.

“Company” means Second Shurgard SPRL, the limited liability company (i.e., “besloten vennootschap met beperkte aansprakelijkheid” / “société privée à responsabilité limitée”) incorporated on 7 April 2004 under the laws of Belgium, with registered office at Quai du Commerce 48, 1000 Brussels, as mentioned under Clause 2.1.1.

“Competitor” means any person or entity involved directly of indirectly (except through the Company and to the exclusion of Shurgard) in the management, development or ownership of self storage properties.

“Contribution Notice” has the meaning set out in Clause 4.2.1(i).

“Court” has the meaning set out in Clause 17.11.1.

“Credit Agreement” means the credit agreement to be entered into on Closing by and between, amongst others, the Company and The Royal Bank of Scotland plc in connection with the Credit Facility.

“Credit Facility” has the meaning set out in Clause 4.4.1, being the sum of the Credit Facility Tranche 1 and the Credit Facility Tranche 2.

“Credit Facility Tranche 1” means the part of the commitments provided under the Credit Facility which can not be cancelled by the Lenders in case Luxco exercises its right to opt out of the Luxco Tranche 2 as set out in Clause 2.3.3.

“Credit Facility Tranche 2” means the part of the commitments provided under the Credit Facility which will be cancelled by the Lenders in case Luxco exercises its right to opt out of the Luxco Tranche 2 as set out in Clause 2.3.3.

“Debt Raising Fee 1” means the amount equal to 0.625% of the total debt amount which can be drawn under the Credit Facility Tranche 1 to be paid by the Company or any of its Affiliates to Shurgard at Closing, as first part of the consideration for arranging and negotiating the Credit Facility.

“Debt Raising Fee 2” means the amount equal to 0.625% of the total debt amount which can be drawn under the Credit Facility Tranche 2 to be paid by the Company or any of its Affiliates to Shurgard upon the expiration of the time period provided for in Clause 2.3.3 during which Luxco can exercise its right to opt out of the Luxco Tranche 2 without Luxco having exercised such right, as second part of the consideration for arranging and negotiating the Credit Facility.

“Deed of Capital Increase” is the deed to be executed by the Parties pursuant to Clause 10.4.1.

“Default Interest” has the meaning set out in Clause 4.2.2.

“Development Agreement” is the agreement attached hereto as Schedule 5.4.1(a).

“Direct Development Costs” has the meaning set out in Schedule 4.4.1.

“Distributable Cash Flow” means the gross revenues from the Properties less total operating expenses (including property management fees and Shurgard’s Asset Management Fee as described in the Management Agreements), capital expenditures, reserves, interest and principal payments on financing, and company taxes on income and gains.

“Disclosure Schedule” means the information listed in Schedule 8.3(a).

“Environmental Laws” means all or any European, national or local, civil or criminal law, common law, statutes, statutory instruments, regulation, directive statutory guidance and regulatory codes of practice, order, decree, injunction or judgment which relate to pollution or contamination and hazardous substances to the extent they apply mandatorily to the relevant jurisdiction and Property.

“Equity” has the meaning set out in Clause 2.2.

“Expansion Plans” has the meaning set out in Clause 4.1.2.

“Extended Payment Due Date” has the meaning set out in Clause 4.2.2.

“Facility Management Fee” shall have the meaning as set out in Clause 11.6.

“Fair Market Value” has the meaning set out in Clause 13.7.

“First Islamic” means First Islamic Investment Bank E.C., a company organised and existing under the laws of Bahrain.

“First Islamic Group” means collectively First Islamic Investment Bank E.C. and Luxco.

“First Right of Offer” has the meaning set out in Clause 13.2.1.

“Formal Notice” has the meaning set out in Clause 4.2.2 and 4.3.2.

“Independent Experts” has the meaning set out in Clause 13.3.1(v) or 13.3.2(v).

“Initial Arbitration Proceedings” has the meaning set out in Clause 17.11.3(i).

“Intervening Party” has the meaning set out in Clause 17.11.3(iii).

“Investment and Operating Criteria” has the meaning set out in Clause 4.1.1.

“Joined Party or Parties” has the meaning set out in Clause 17.11.3(iv).

“Lenders” means the providers of the Credit Facility.

“Luxco Equity Commitment” has the meaning set out in Clause 2.3.2.

“Luxco Tranche 1” has the meaning set out in Clause 2.3.2(i).

“Luxco Tranche 2” has the meaning set out in Clause 2.3.2(ii).

“Luxco’s Closing Obligations” has the meaning set out in Clause 10.2.

“Luxco Exit Notice” has the meaning set out in Clause 13.1.1.

“Manager” means the manager (“zaakvoerder” / “gérant”) of the Company appointed in accordance with Clause 5.4.

“Management Agreements” has the meaning set out in Clause 5.4.1.

“Negotiation Period” has the meaning set out in Clause 13.3.1(ii) or 13.3.2(ii).

“Notification” has the meaning set out in Clause 17.11.3(i) and 17.11.3(ii).

“Notice of Joinder” has the meaning set out in Clause 17.11.3(iv).

“Offer Price” has the meaning in Clause 13.3.1(i)(b).

“Parties” means Shurgard and Luxco (each of them being referred to individually as a “Party”).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist Act of 2001 as provided in Public Law 107-56.

“Payment Notice” has the meaning set out in Clause 4.2.1(ii).

“Period” has the meaning set out in Clause 4.2.2.

“Preliminary Plan and Budget” has the meaning set out in the Property and Asset Management Agreement.

“Previous Proceedings” has the meaning set out in Clause 17.11.3(ii).

“Property” means the self-service storage facilities owned or leased and recently constructed or to be constructed or in the course of construction to be contributed to the Company by Shurgard pursuant to this Agreement.

“Property and Asset Management Agreement” is the agreement attached hereto as Schedule 5.4.1(b).

“Purchase Option” has the meaning set out in Clause 4.2.2.

“Purchase Notice” has the meaning set out in Clause 13.9.2.

“Purchase Price” has the meaning set out in Clause 13.3.1(xiv)(a).

“Real Estate Package” means the package of information listed in Schedule 8.3(b) relating to the Properties contributed to the Company at Closing, including the description, development budget and proforma revenue projections.

“Relevant Agreements” has the meaning set out in Clause 17.11.1.

“Request to Intervene” has the meaning set out in Clause 17.11.3(iii).

“Residual Value” has the meaning set out in Clause 15.1.

“Rules” shall have the meaning as set out in Clause 17.11.1.

“Sale Notice” has the meaning set out in Clause 13.3.1(xiv)(a).

“Second Right of Offer” has the meaning set out in Clause 13.2.2 and 13.4.1.

“Shareholder(s)” means owner(s) of a Share.

“Shares” means all or part of the registered shares representing the Capital of the Company, including voting and non-voting shares.

“Shurgard Equity Commitment” has the meaning set out in Clause 2.3.1.

“Shurgard Tranche 1” has the meaning set out in Clause 2.3.1(i).

“Shurgard Tranche 2” has the meaning set out in Clause 2.3.1(ii).

“Shurgard’s Closing Obligations” has the meaning set out in Clause 10.3.

“Shurgard Exit Notice” has the meaning set out in Clause 13.1.1.

“Special Profit Participation 1” has the meaning set out in Clause 15.1.4.

“Special Profit Participation 2” has the meaning set out in Clause 15.1.5.

“Special Purpose Vehicles” means the wholly owned subsidiaries of Shurgard to be contributed to the Company by Shurgard pursuant to this Agreement and including those listed in Schedule 3.1 and Schedule 4.1.1(i), as well as certain companies that are newly incorporated as (directly or indirectly) wholly owned subsidiaries of the Company.

“SPV Shares” means the shares representing the entire capital of the Special Purpose Vehicles.

“SSCI” means Shurgard Storage Centers Inc., a Washington corporation, having its registered office at Valley Street 1155, Suite 400 – 98109-4426, Seattle—USA.

“Subsequent Proceedings” has the meaning set out in Clause 17.11.3(ii).

“Tag Along Price” has the meaning set out in Clause 13.9.1.

1.2	Interpretation

1.2.1	The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

1.2.2	The Schedules to this Agreement form an integral part hereof and any reference to this Agreement includes the Schedules and vice versa.

1.2.3	The original version of this Agreement has been drafted in English. Should this Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

1.2.4	When using the expressions “shall use its best efforts” or “shall use its best endeavours” (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian legal concept of “obligation de moyen” / “middelenverbintenis”.

1.2.5	When using the words “shall cause” or “shall procure that” (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian legal concept of “porte-fort” / “sterkmaking”.

1.2.6	The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.2.7	The word “transfer” and all forms and derivations thereof shall have the meaning set out in Clause 12.1.1.

1.2.8	The words “include”, “includes”, “including” and all forms and derivations thereof shall mean including but not limited to.

1.2.9	The word “subsidiary” means a subsidiary (“filiale” / “dochtervennootschap”) as defined in Article 6 of the Belgian Companies Code.

1.2.10	All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The due date for any given action shall be included in the period of time. If such due date is not a Business Day, the due date shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) (“de quantième à veille de quantième” / “van de zoveelste tot de dag vóór de zoveelste”).

1.2.11	Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

2	General Provisions

2.1	Form and Name of the Company

2.1.1	Subject to the conditions precedent set forth in Clause 9, the Parties hereby agree to subscribe for or purchase Shares in the Company for the purposes and with the scope, restrictions and limitations set forth herein.

2.1.2	The Company is incorporated and organized in the form of a “besloten vennootschap met beperkte aansprakelijkheid” / “société privée à responsabilité limitée”, which form shall not be changed without the express prior approval of each Party.

2.1.3	The name of the Company is “Second Shurgard”.

2.2	Capital Requirements of the Company

The total capital requirement (the “Capital Requirement”) for the Company will be about EUR 240 million. This represents an estimate of the cost of land, construction cost, development fee and initial pre-operating losses (including any capitalised interest) for about 40 centres which will be owned and developed by the Company through its Special Purpose Vehicles. Of the Company’s total capital needs, about 38%, representing EUR 92 million, are to be funded through capital contributions by the Parties (the “Equity”). An additional EUR 8 million are to be funded by the Parties in accordance with Clause 4.5. Any remaining amounts of the Company’s capital needs will be funded through the Credit Facility to be obtained by the Company or any of its Affiliates.

2.3	Capital Commitments

2.3.1	Capital Commitments of Shurgard

The total commitment of Shurgard under this Agreement for the incorporation of the Company, the contribution of Special Purpose Vehicles to the Company and/or the contribution in cash to the Company is EUR 20 million (the “Shurgard Equity

Commitment”). This Shurgard Equity Commitment is divided into two tranches, i.e., the “Shurgard Tranche 1” and the “Shurgard Tranche 2”:

(i)	without prejudice to the conditions precedent set out in Clause 9, the Shurgard Tranche 1 amounting to EUR 12.5 million is fully and irrevocably committed by Shurgard (subject to the Company entering into the Credit Facility) and will be made available to the Company in accordance with Clauses 2, 3 and 4 and until the Capital of the Company reaches EUR 62.5 million.

(ii)	the Shurgard Tranche 2 amounting to an additional EUR 7.5 million is committed in principle but will only be made available to the Company if Luxco has not decided to opt out of the Luxco Tranche 2 as set out in Clause 2.3.3, in which case the Shurgard Tranche 2 will be made available to the Company in accordance with Clause 4, provided that EUR 1.6 million of the Shurgard Tranche 2 will only be made available to the Company in accordance with Clause 4.5. In addition, upon the expiration of the time period provided for in Clause 2.3.3 in connection with Luxco’s right to opt out of the Luxco Tranche 2 without Luxco having exercised such right, the Parties shall cause the Company or any of its Affiliates to pay to Shurgard the Debt Raising Fee 2.

2.3.2	Capital Commitments of Luxco

The total commitment of Luxco under this Agreement for the acquisition of Class B Shares from Shurgard pursuant to Clauses 3.2 and 4.2 and, as the case may be, for the contribution in cash pursuant to Clauses 3.1.1 and 4.3 (excluding any additional payments to be made to Shurgard pursuant to this Agreement or the Management Agreements) is EUR 80 million (the “Luxco Equity Commitment”). This Luxco Equity Commitment is divided into two tranches, i.e., the “Luxco Tranche 1” and the “Luxco Tranche 2”:

(i)	without prejudice to the conditions precedent set out in Clause 9, the Luxco Tranche 1 amounting to EUR 50 million is fully and irrevocably committed by Luxco (subject to the Company entering into the Credit Facility) and will be made available to Shurgard or - if Clause 3.1.1 and/or Clause 4.3 applies—the Company in accordance with Clauses 3 and 4 and until the Capital of the Company reaches EUR 62.5 million.

(ii)	the Luxco Tranche 2 amounting to an additional EUR 30 million is committed in principle but will only be made available to Shurgard or - if Clause 4.3 applies - to the Company if Luxco has not decided to opt out of the Luxco Tranche 2 as set out in Clause 2.3.3, in which case the Luxco Tranche 2 will be made available to Shurgard or - if Clause 4.3 applies - the Company in accordance with Clause 4, provided that EUR 6.4 million of the Luxco Tranche 2 will only be made available to the Company in accordance with Clause 4.5. In addition, upon the expiration of the time period provided for in Clause 2.3.3 in connection with Luxco’s right to opt out of the Luxco Tranche 2 without Luxco having exercised such right, the Parties shall cause the Company or any of its Affiliates to pay to Shurgard the Debt Raising Fee 2.

2.3.3	Opt-Out

Luxco has the right to opt out of the Luxco Tranche 2, with no penalty, cost or obligation, by sending to Shurgard a written notice substantially in the form attached hereto as Schedule 2.3.3 prior to 1 June 2004 or within 75 days after the Closing Date, whichever date comes the latest.

In case Luxco exercises this right to opt-out, neither Luxco nor Shurgard shall have the obligation to fund the Luxco Tranche 2 or the Shurgard Tranche 2 respectively.

2.3.4	Timing

The Equity shall be drawn by the Company through capital contributions by the Parties as set out herein over a period of about 36 months after Closing, it being understood that most of the investments will be made during the first 18 months after Closing. Drawdown of the Equity will be undertaken in accordance with Clauses 3 and 4, it being understood that both Parties acknowledge and agree that the drawdown will be conducted on an as needed basis.

2.4	Capital Deployment

2.4.1	The commitments of Shurgard to contribute SPV Shares or cash (to fund new developments) to the Company and sell Class B Shares to Luxco pursuant to Clauses 3 and 4 and the commitments of Luxco to purchase Class B Shares from Shurgard or to contribute cash (to fund new developments) to the Company pursuant to Clauses 3 and 4 will terminate if either of the following events occurs:

(i)	The Capital of the Company has been increased to EUR 92 million (such amount to be increased, as the case may be, by any amounts contributed to the Capital of the Company pursuant to sections (i) and/or (iii) of Clause 4.5), notwithstanding that fewer than 40 Properties are at that date owned, directly or indirectly, by the Company; or

(ii)	The Company owns, directly or indirectly, 40 Properties, in which event, if the Capital of the Company is at that date less than EUR 92 million (such amount to be increased, as the case may be, by any amounts contributed to the Capital of the Company pursuant to sections (i) and/or (iii) of Clause 4.5), more Properties may only be acquired by the Company by mutual agreement of the Parties.

2.4.2	If by 31 December 2005 the Company has acquired directly or indirectly, fewer than 40 Properties and the Capital of the Company has not been increased to EUR 92 million (such amount to be increased, as the case may be, by any amounts contributed to the Capital of the Company pursuant to sections (i) and/or (iii) of Clause 4.5), then Luxco has the right to require that the commitments of the Parties under Clause 4 be extended until the earlier of:

(i)	the Company acquiring directly or indirectly 40 Properties;

(ii)	the Capital of the Company being increased to EUR 92 million (such amount to be increased, as the case may be, by any amounts contributed to the Capital of the Company pursuant to sections (i) and/or (iii) of Clause 4.5); and

(iii)	30 June 2006.

Luxco shall notify Shurgard of its decision to extend the commitments of the Parties under this Clause not later than 31 December 2005.

For the purposes of calculating the amount of the Capital of the Company under this Clause 2.4, any cash shortfalls anticipated after the opening of Properties that have already been contributed will be considered in calculating whether the Capital of the Company has reached EUR 92 million (such amount to be increased, as the case may be, by any amounts contributed to the Capital of the Company pursuant to sections (i) and/or (iii) of Clause 4.5). For the avoidance of doubt, in the event that unallocated capital is not sufficient for the full development of an additional Property, no additional Property may be contributed.

2.4.3	In the event that Luxco has not notified its decision to extend the commitments of the Parties pursuant to Clause 2.4.2, these commitments may only be extended by mutual agreement of the Parties.

2.5	Capital and Classes of Shares

2.5.1	The Capital of the Company will be represented by registered shares having no par value.

2.5.2	The Shares will be divided into Class A Shares, Class B Shares and Class C Shares. At all times, Class A Shares and Class C Shares shall represent in the aggregate 20% of the Capital of the Company and Class B Shares shall represent in the aggregate 80% of the Capital of the Company.

2.5.3	Class A Shares and Class B Shares will be voting shares and Class C Shares will be non voting shares.

2.5.4	Class A Shares and Class B Shares will be treated pari passu. Class C Shares, being non-voting Shares, will have certain additional rights.

2.6	Business of the Company

The business of the Company shall be to, directly or indirectly through its Special Purpose Vehicles, own, develop, rent up, operate and sell self-service storage facilities forming part of Shurgard’s development pipeline for 2004 and 2005 in France, Germany, The Netherlands, Denmark, Sweden and the United Kingdom, to operate such facilities for use by members of the public (including corporate entities), to sell and lease personal property, including vehicles, storage containers and other property, used or useful to the users of such facilities in connection with such storage (including the hauling of property to and from such facilities), to engage in any and all general business activities not inconsistent with the operation of such facilities and to sell such self-service storage facilities. In furtherance of the Company’s purpose and subject to the limitations set forth in this Agreement, the Company shall have the power to enter into and perform contracts, to own, mortgage, pledge or otherwise deal in property, real or personal, to exercise all rights, powers, and privileges and other incidents of ownership with respect to assets or investments, to borrow money and issue notes, drafts and bills of exchange, to lend any of its assets or funds, and to carry on any other activities necessary to, in connection with or incidental to, the foregoing.

2.7	Duration of the Company

The Company shall have an unlimited duration.

2.8	Fiscal Year

The fiscal year of the Company shall start on 1 January and end on 31 December of each year, provided that the first fiscal year shall start on the date of incorporation of the Company and end on 31 December 2004.

2.9	Business Plan

The business plan for the first two years of operation of the Company as remitted to the notary at the Company’s incorporation pursuant to article 215 of the Belgian Companies Code is attached hereto as Schedule 2.9.

2.10	Articles of Association

The Company has been incorporated by Shurgard on 7 April 2004 with a Capital of EUR 19,000 in accordance with the above provisions. The Parties agree that as from the Closing Date, the Articles of Association of the Company shall conform in all material respects to the text attached as Schedule 1.1.1.

2.11	Capital and Classes of Shares upon Incorporation

At the Company’s incorporation, the Shares have been divided into Class A Shares (representing 10% of the Capital of the Company), Class B Shares (representing 80% of the Capital of the Company) and Class C Shares (representing 10% of the Capital of the Company). Each Share has been fully paid up at a price of EUR 100.

2.12	Shareholders’ Decisions

Subject to Clause 5.5.3, except in the cases where the law or the Articles of Association provide more stringent provisions, decisions by the shareholders’ meeting of the Company are taken by the majority of votes in each class of voting shares taking part at the voting, irrespective of the number of voting shares present at the meeting.

In the event that the law provides for a specific majority or quorum, such specific majority or quorum shall be required in each class of voting shares, without prejudice to the specific rights of the non-voting shares under applicable law.

An abstention shall be considered as a negative vote.

3	Capital of the Company at Closing and Acquisition of Class B Shares by Luxco at Closing

3.1	Increase of the Capital of the Company at Closing

At Closing, the Capital of the Company shall be increased by way of contributions in cash, in kind or a combination of cash and kind as set out hereafter (the “Capital Increase”). The amount of the Capital Increase and its structure (cash, kind or combination of both) shall be determined by the Manager of the Company, depending on the Company’s needs, but subject to the limitations set out in Clauses 2.3.1(i) and 2.3.2(i).

3.1.1	In case the Capital of the Company shall be increased by way of contributions in cash, 20% of the Capital Increase will be subscribed and paid up by Shurgard and the remaining 80% by Luxco. Class A Shares will be issued to Shurgard and Class B Shares will be issued to Luxco.

3.1.2	In case the Capital of the Company shall be increased by way of contributions in kind, the Capital Increase shall be subscribed and paid up by the Parties as follows:

Shurgard irrevocably undertakes to contribute the SPV Shares listed in Schedule 3.1 at the net book value of such companies, as defined according to US GAAP, increased by any losses accrued in the Special Purpose Vehicles prior to the contribution, to the Capital of the Company. In consideration for this contribution, Shurgard shall be issued fully paid Class A Shares and Class B Shares of EUR 100 each. After such contribution, the total Class A Shares and Class C Shares shall represent 20% of the Capital of the Company and the Class B Shares shall represent 80% of the Capital of the Company.

The Parties acknowledge and accept that Schedule 3.1 may be updated at any time until Closing to include additional SPV Shares which will be contributed to the Company at Closing depending on which of the Properties underlying the Special Purpose Vehicles have met the Investment and Operating Criteria at that date.

3.2	Acquisition of Class B Shares by Luxco at Closing

Luxco hereby irrevocably undertakes to purchase from Shurgard and Shurgard hereby irrevocably undertakes to sell to Luxco, free of any liens, pledges or encumbrances, at Closing all Class B Shares owned by Shurgard after the Capital Increase for an amount of EUR 100 each. Such purchase shall be effected by signing the share purchase agreement substantially in the form attached as Schedule 3.2, recording and signing the transfer in the share register of the Company and paying the purchase price.

3.3	Capital of the Company immediately after the Closing

3.3.1	Immediately after Closing, the Capital of the Company shall amount to such amount as will be the sum of EUR 19,000 and the amount of the Capital Increase as determined by the Manager of the Company pursuant to Clause 3.1. .The total Class A Shares and Class C Shares shall represent 20% of the Capital of the Company and the Class B Shares shall represent 80% of the Capital of the Company.

3.3.2	The amount of the Capital immediately after Closing will be constituted as follows:

(i)	An amount of EUR 19,000 which represents the Capital of the Company at incorporation and which has been fully paid up by Shurgard.

(ii)	Prior to the Closing Date, Shurgard is entitled to gradually increase the Capital of the Company through one or more capital contributions in cash or kind against issuance of new fully paid Class A Shares and new fully paid Class B Shares of EUR 100 each, it being understood that after each such capital increase, the total Class A Shares and Class C Shares shall represent 20% of the Capital of the Company and the Class B shares shall represent 80% of the Capital of the Company.

(iii)	The amount of the Capital Increase made pursuant to Clause 3.1.

3.4	Funding Obligations at Closing

The funding obligations of the Parties pursuant to Clause 3, which can be satisfied by contributions in cash, contributions in kind or a combination of both, will amount to 80% of the amount determined by the Manager of the Company pursuant to Clause 3.3.1 for Luxco (acquisition of Class B Shares and/or contribution in cash to the Company) and to 20% of the amount determined by the Manager of the Company pursuant to Clause 3.3.1 for Shurgard (incorporation of the Company, contribution of Special Purpose Vehicles to the Company and/or contribution in cash to the Company).

4	Subsequent Capital Increases in the Company and Acquisitions of Additional Class B Shares by Luxco

4.1	Capital Increases after Closing

4.1.1	After Closing, the Capital of the Company will be increased from time to time through contributions in kind by Shurgard of SPV Shares listed in Schedule 4.1.1(i) This Schedule also contains a list of the Properties currently under development by these Special Purpose Vehicles. Schedule 4.1.1(i) will be updated by Shurgard from time to time to include additional Special Purpose Vehicles with underlying Properties identified for development. Shurgard will contribute all shares in the Special Purpose Vehicle to the Company but only after the Property underlying the Special Purpose Vehicle has met the Investment and Operating Criteria set out in Schedule 4.1.1(ii).

4.1.2	The Properties consist of branded Shurgard self-service storage centres in development or rent up in six markets, namely France, Germany, The Netherlands, Denmark, Sweden and the United Kingdom, or in a selection of these markets. Specific target geographic areas within these markets have been pre-identified and approved as part of Shurgard expansion plans (the “Expansion Plans”), which are listed under Schedule 4.1.2, and of which Luxco has received a copy prior to the signing of this Agreement. The Parties shall use their best efforts to ensure that the capital deployed in any single market shall represent not more than one third of total capital deployed by the Company, provided that in no circumstance shall France represent more than 40% of the total capital deployed by the Company.

4.1.3	Some of the Properties owned by the Special Purpose Vehicles to be contributed to the Company are under construction or might just be opening, but unless Parties agree otherwise, no new properties will be contributed, directly or indirectly, to the Company for development after 31 December 2005, subject to Clauses 2.4.2 and 2.4.3.

4.1.4	Subject to Clause 2.3, all Properties, even if not mentioned in Schedule 4.1.1.(i) but forming part of the Shurgard development pipeline, that meet the Investment and Operating Criteria set out in Schedule 4.1.1.(ii) shall, as soon as reasonably practicable and without delay after the last of the criteria has been satisfied, also be contributed by Shurgard to the Company, except for the properties listed in Schedule 4.1.4 which will not be contributed to the Company.

4.1.5	If a particular asset owned by a company of which shares are to be contributed to the Capital of the Company does not meet the Investment and Operating Criteria, such contribution will be subject to the prior written approval of Luxco, it being understood that an approval by e-mail shall constitute effective written approval for this purpose. After contribution to the Company, such companies and their underlying properties will be subject to the same provisions of this Agreement as, respectively, the Special Purpose Vehicles and the Properties.

4.1.6	The shares in the Special Purpose Vehicles and in the companies referred to in Clauses 4.1.4 and 4.1.5 to be contributed by Shurgard to the Company will be contributed at the net book value of such companies, in accordance with US GAAP, increased by any losses accrued in these companies prior to the contribution.

4.1.7	In consideration for each of these capital increases, 20% Class A Shares of EUR 100 each and 80% Class B Shares of EUR 100 each will be issued to Shurgard. These capital increases will be carried out over a period of 36 months from Closing, but most of them will take place during the first 18 months in accordance with the provisions of this Clause 4.

4.1.8	Luxco hereby irrevocably undertakes to vote in favour of the capital increases made pursuant to this Clause 4 and to waive any pre-emptive rights (“droit de préference” / “voorkeurrecht”) it may have in this respect.

4.2	Acquisitions of Class B Shares by Luxco after Closing

4.2.1	Luxco hereby irrevocably undertakes to purchase from Shurgard and Shurgard hereby irrevocably undertakes to sell to Luxco, free of any liens, pledges or encumbrances, all Class B Shares issued to Shurgard pursuant to Clause 4.1, as follows:

(i)	Not less than 15 Business Days prior to the extraordinary shareholders’ meeting approving the relevant capital increase, Shurgard shall send to Luxco a written notice substantially in the form attached hereto as Schedule 4.2.1(i) (the “Contribution Notice”). This notice shall contain a description of the Special Purpose Vehicles (or subsidiaries of Shurgard pursuant to Clause 4.1.5) of which shares will be contributed to the Company and the draft report from the Manager and the auditor of the Company as required by the legal provisions applicable to capital contributions in kind.

Not more than one such capital increase shall take place during any calendar month.

(ii)	Within 5 Business Days after the capital increase, Shurgard shall provide Luxco with a share purchase agreement substantially in the form attached as Schedule 3.2 signed in three originals by an authorised representative of Shurgard and confirmation from the notary that the capital increase has effectively taken place (the “Payment Notice”). The Payment Notice shall be substantially in the form attached as Schedule 4.2.1(ii).

(iii)	Within 5 Business Days of the Payment Notice, Luxco shall provide Shurgard with two originals of the share purchase agreement (one for Shurgard and one to be kept in the share register of the Company), signed by an authorised representative of Luxco and pay the purchase price of the relevant Shares set forth in the share purchase agreement to Shurgard by transfer into the account number mentioned in the Payment Notice. The ownership of the Shares shall be transferred to Luxco on the date of receipt by Shurgard of the purchase price.

(iv)	The price of the Class B Shares to be paid by Luxco will be equal to 80% of the total value of the capital increase in the Company.

(v)	The transfer shall be recorded and signed in the share register of the Company by Shurgard and an attorney in fact appointed by Luxco in the share purchase agreement on the date of receipt by Shurgard of the purchase price or as soon as practicable thereafter.

(vi)	After each such acquisition by Luxco of Class B Shares, the latter will hold 80% of all Shares and Shurgard will hold 20% of all Shares.

4.2.2	If Luxco fails to comply with its obligation to pay the purchase price of the Class B Shares as provided in Clause 4.2.1(iii), Shurgard shall send a formal notice to Luxco (the “Formal Notice”) on or after the date of expiration of the payment due date requesting this payment within 5 Business Days from the receipt of the Formal Notice (the “Extended Payment Due Date”). If Luxco still fails to pay the purchase price of the Class B Shares on the Extended Payment Due Date, all rights attached to Shares already held by Luxco shall be automatically suspended.

Without prejudice to the other sanctions mentioned herein, if Luxco still fails to comply with its obligation to pay the purchase price of the Class B Shares within thirty (30) Business Days (the “Period”) after the Extended Payment Due Date, Shurgard shall have the right to purchase (the “Purchase Option”) all or part of the Shares already held by Luxco for a price equal to the amount paid by Luxco for such Shares. To be valid, the Purchase Option must be exercised not later than three months after the Extended Payment Due Date. Notwithstanding the exercise of the Purchase Option, Luxco remains liable for the future payment of any outstanding amount of its Luxco Equity Commitment as defined in Clause 4.2.3. Luxco shall sell and transfer its Shares to Shurgard within 15 days after Shurgard has notified to Luxco its intention to exercise the Purchase Option. Shurgard shall pay the purchase price to Luxco at the closing of such sale. Furthermore, Luxco shall be liable to the Company for interest on the late payment accruing at a rate equal to 10 % from the Extended Payment Due Date until such payment is made (“ Default Interest”).

Without prejudice to the sanctions mentioned in the previous paragraphs, if Luxco fails to comply with its obligation to pay the purchase price of the Class B Shares within the period provided in Clause 4.2.1(iii), Shurgard will be discharged from its obligations under Clause 11.1.

4.2.3	The total commitment of Luxco for the acquisition of Class B Shares from Shurgard pursuant to Clauses 3.2 and 4.2 and, as the case may be, for the contribution in cash pursuant to Clauses 3.1.1 and 4.3 (excluding any additional payments to be made to Shurgard pursuant to this Agreement or the Management Agreements) is EUR 80 million (the “Luxco Equity Commitment”). This Luxco Equity Commitment is divided into two tranches, i.e., the “Luxco Tranche 1” and the “Luxco Tranche 2” as set out in Clause 2.3.2.

4.2.4	Without prejudice to the sanctions mentioned in the previous Clauses, if Luxco fails to comply with its obligation to pay the purchase price of the Class B Shares within the period of five Business Days provided in Clause 4.2.1(iii) or, as the case may be, to contribute cash in the Company pursuant to Clause 4.3, the following rules will apply:

(i)	Luxco shall pay to Shurgard an indemnity (“dommages et intérêts” / “schadevergoeding”) in a lump sum amount of EUR 5,000,000.

(ii)	Clause 4.2.4(i) shall not apply if Luxco has purchased the Class B Shares and made payment to Shurgard pursuant to Clauses 3.2 and 4.2.1(iii) and, as the case may be, contributed cash in the Company pursuant to Clauses 3.1.1 and 4.3, for a total amount of not less than EUR 50 million.

4.2.5	If additional capital is required for the development of the Company, the Parties shall mutually agree as to the source of such capital, giving consideration to the availability of third-party loans, loans from the Parties, and additional capital contributions.

4.2.6	No interest shall accrue on any contribution to the capital of the Company. No Party shall have the right to withdraw, or to be repaid, any capital contributed by it, except as specifically provided in this Agreement.

4.2.7	Except as set forth in this Agreement or in the Credit Facility, no Party has any obligation to make any capital contributions or to extend any loans to the Company.

4.3	Capital Contribution in Cash

4.3.1	Shurgard shall always have the right to request Luxco to pay all or part of its Luxco Equity Commitment through a contribution in cash in the Company. Such request shall be made by sending a notice to Luxco substantially in the form attached as Schedule 4.3.1. In such a case, 20% of any such capital increase in cash will be subscribed and paid up by Shurgard and the remaining 80% by Luxco. Class A Shares will be issued to Shurgard and Class B Shares will be issued to Luxco in consideration thereof.

4.3.2	If Luxco fails to comply with any request to pay all or part of its Luxco Equity Commitment through a contribution in cash to the Company pursuant to Clause 4.3.1, Shurgard shall send a formal notice (the “Formal Notice”) on or after the date of expiration of the payment due date requesting this payment within five Business Days from the receipt of the Formal Notice (the “Extended Payment Due Date”). If Luxco still fails to pay the cash contribution on the Extended Payment Due Date then the provisions of Clauses 4.2.2 and 4.2.4 shall apply.

4.4	Credit Facility

4.4.1	The Company shall use its best efforts to secure a development loan from the Lenders for an amount which, in aggregate, shall not be lower than 62.5% nor higher than 70% of the Direct Development Costs (the “Credit Facility”). If a higher amount of debt is made available by the Lenders under the Credit Agreement, the Equity in the Company shall be decreased proportionally, pari passu with the Shares provided that the Parties shall always use best efforts to ensure that the leverage ratio for the Company, as defined by Debt:Equity, does not exceed 70:30 at any time.

4.4.2	The Company shall not enter into the Credit Facility unless the terms thereof are mutually agreeable to each of the Parties. Both Parties agree that the terms set forward in the sample financing term sheet attached as Schedule 4.4.2 are generally acceptable and shall use their best efforts to ensure that the Credit Facility is entered into on substantially similar terms. In the event that Luxco exercises its right to opt out of the Luxco Tranche 2 as set out in Clause 2.3.3, Shurgard shall not be obliged to contribute any further properties and Luxco shall not be obliged to contribute any further funding.

4.4.3	Due Diligence

The Parties will cooperate and take all reasonable actions to comply with any due diligence process required by the Lenders and to obtain the closing of the Credit Facility.

4.5	Additional funding requirements

Parties agree that, subject to the non-exercise by Luxco of its right to opt out of the Luxco Tranche 2 as set out in Clause 2.3.3, an amount of EUR 8 million, consisting of EUR 1.6 million of the Shurgard Tranche 2 and EUR 6.4 million of the Luxco Tranche 2, will only be made available to the Company or, under paragraph (ii) of this Clause, to the Company or any of its Affiliates, for the following purpose and under the following conditions:

(i)	In case the Parties agree to fund the acquisition and/or the development of a certain Property by the Company solely through capital contributions by the Parties (and therefore not – partially – through funds drawn under the Credit Facility), an amount of up to EUR 8 million (less any amounts previously made available to and not reimbursed by the Company in accordance with sections (ii) and/or (iii) of this Clause 4.5) will be made available by the Parties to the Company in accordance with Clauses 4.1, 4.2 and 4.3.

(ii)	In case the Parties agree that the Company or any of its Affiliates requires a working capital facility to provide for the short term working capital needs in the development phase of the Company or such Affiliate, a working capital facility of an amount to be agreed between Parties but in no event exceeding EUR 8 million (less any amounts previously made available to the Company or its Affiliates in accordance with sections (i) and/or (iii) of this Clause 4.5) will be made available by the Parties to the Company or its Affiliates, in the form of loans provided under a working capital facility agreement, in a form to be agreed by the Parties. Any indebtedness of the Company or its Affiliates under such working capital facility agreement shall be subordinated to the Credit Facility, under the terms of a subordination agreement with the Lenders, as envisaged in the sample financing term sheet attached as Schedule 4.4.2.

(iii)	In case of a Default (as defined in the Credit Facility) of the Company under the Credit Facility, each Party shall subscribe for and fully pay up in cash a capital increase of the Company in an amount of up to EUR 8 million (less any amounts previously made available to and not reimbursed by the Company in accordance with sections (i) and/or (ii) of this Clause 4.5), subject to terms and conditions to be mutually agreed upon between the Parties, it being understood that for any amount to be paid up pursuant to this Clause 4.5(iii), 20% will be paid up by Shurgard and 80% will be paid up by Luxco. In the case of such a capital increase, all Shares to be issued to Shurgard will be Class A Shares and all Shares to be issued to Luxco will be Class B Shares.

5	Management of the Company

5.1	Operating Criteria

The Company shall operate in accordance with the following terms:

5.1.1	The properties owned by the subsidiaries of the Company will be developed, and shall be managed, in accordance with all applicable regulations and shall be of a construction quality and of materials that are consistent with the standards of other centres Shurgard has in its portfolio;

5.1.2	The Company or its subsidiaries may acquire assets or develop projects not listed in Schedule 4.1.1(i) provided that they meet the Investment and Operating Criteria as set out in Schedule 4.1.1(ii). Any acquisition of assets or development of projects which deviate substantially from the Investment and Operating Criteria shall require the prior written approval of Luxco;

5.1.3	The Management Agreements shall provide that the Properties shall be operated in accordance with and comply with the Governance and Information requirements described below in Clause 5.10; and

5.1.4	The Company shall at all times be operated in line with Islamic Shari’ah requirements as described under Clause 7.

5.2	Tax Status and Returns

5.2.1	The Company shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority. Each Party shall have the right to review any such returns and statements at any time.

5.2.2	Notwithstanding the foregoing, Shurgard shall not have the authority to settle any tax-related disputes in excess of EUR 250,000 with respect to the Company without the prior written agreement of Luxco, such agreement not to be unreasonably withheld.

5.2.3	Notwithstanding any other provisions of this Agreement or the Management Agreements, Shurgard may take all necessary actions to preserve the continued qualification of SSCI as a Real Estate Investment Trust (REIT) for United States federal income purposes, provided (i) that prior to taking such action Shurgard shall give Luxco reasonable details of any proposed action and consult with Luxco as to the likely implications of taking such action on the joint venture, and (ii) that such action shall not have a material adverse effect on the Company or that Luxco is indemnified and held harmless for any such material adverse effect.

5.2.4	Shurgard will be authorised to prepare and file all necessary US tax reporting and elections for the Company as determined by Shurgard in its sole discretion.

5.3	Designated Representatives

Each Party shall designate at least two individuals as such Party’s Designated Representatives. Each Party shall authorize each of its Designated Representatives, acting individually, to take all actions and approve all matters that such Party is entitled or required to act upon in accordance with this Agreement (subject to such Designated Representative’s delegated authority within its Party’s governance structure), and the other Party shall be entitled to rely upon all such actions taken and matters approved by a Designated Representative. Luxco’s initial Designated Representatives are Asim Zafar,

Muhannad M. Abulhasan and Henry Thompson, and Shurgard’s initial Designated Representatives are Bruno Roqueplo and Steven De Tollenaere. A Party may at any time replace one or more of its Designated Representatives by giving written notice of the replacement to the other Party.

5.4	The Manager of the Company

5.4.1	The Company shall engage Shurgard (or a related company designated by Shurgard) to act as manager of the Company, the subsidiaries and the Properties, on the terms set forth in the Development Agreement attached hereto as Schedule 5.4.1(a) and the Property and Asset Management Agreement attached hereto as Schedule 5.4.1(b) (herein collectively referred to as the “Management Agreements”).

5.4.2	In this capacity, Shurgard (or a related company designated by Shurgard) shall also manage the subsidiaries of the Company. The Management Agreements, providing Shurgard (or a related company designated by Shurgard) the exclusive long-term right to manage the Company, its subsidiaries and the underlying properties, are a material inducement to Shurgard entering into this Agreement. The Management Agreements shall survive, without modification, the sale or the, direct or indirect, transfer by the Company of its subsidiaries or the underlying properties, or the sale of the Shares of the Company or any change in control of the Company, subject to the termination provisions of the Management Agreements.

5.4.3	Shurgard shall be appointed at Closing as statutory Manager (“statutaire zaakvoerder” / “gérant statutaire”) of the Company for the duration of the Management Agreements.

5.4.4	The Company shall at all time have one Manager only. If Shurgard were to be replaced as Manager of the Company, the new Manager and any subsequent Manager shall be elected from a list of at least two candidates to be proposed by Class A Shareholders which shall inform the Class B Shareholders of the identity of their nominees at least one week prior to the shareholders’ meeting at which the Manager is to be appointed.

5.5	Competence of the Manager

5.5.1	The Manager shall have the full power and authority to manage the business of the Company. It is vested with the power to perform all acts necessary or useful for the realisation of the corporate purpose of the Company and has the power to do all things which are not expressly reserved by law or by the Articles of Association to the shareholders’ meeting of the Company. The business of the Company shall be conducted in accordance with this Agreement and the Management Agreements and with the policies, decisions, guidelines and budgets made or approved by the Parties through their respective Designated Representatives.

5.5.2	Decisions relating to the following items, shall require the prior approval of the majority of votes within each class of Class A and Class B Shares:

(i)	The approval of Credit Facility, or a change to the Credit Facility or a refinancing;

(ii)	Any change to the structure or legal entity form of the Company or any of its subsidiaries; however, subject to Clause 5.2.3, Luxco hereby undertakes to agree to changes proposed by Shurgard if so required to preserve SSCI’s continued qualification as a REIT, provided such change does not have a material adverse effect on the Company or Luxco will be indemnified and held harmless for such material adverse effect on the Company;

(iii)	The addition of new shareholders (except pursuant to Clause 13.8);

(iv)	Any changes to the Management Agreements; however, Luxco hereby undertakes to agree on any changes to the Management Agreements proposed by Shurgard if so required to preserve SSCI’s continued qualification as a REIT subject to Clause 5.2.3;

(v)	The termination, not for cause, of the Management Agreements, subject to (a) a 120 days’ advance notice by both Parties to the Manager and (b) the appointment of another Manager; in case of such termination, no Party nor the Manager will be entitled to any indemnification from the other Party or will have the right to buy or sell the Shares or the Assets (as defined in Clause 13.1.1) from or to the other Party;

(vi)	Any change to the pre-agreed Investment and Operating Criteria;

(vii)	Approval of any investment in a company which owns a property that deviates substantially from the pre-agreed Investment and Operating Criteria;

(viii)	An extension of the scope of the Company, involving more properties and/or capital than provided in this Agreement;

(ix)	The sale of any interest in a subsidiary of the Company (except pursuant to Clauses 12 and 13);

(x)	The approval of any extraordinary expenditure, in excess of EUR 150,000, as specified in Clause 5.5.4;

(xi)	The approval of the Preliminary Plan and Budget and of the Annual Plan and Budget, which will be presented annually by Shurgard; and

(xii)	Any matter related directly to the Shari’ah compliance of the Company as provided in Clause 7.

(xiii)	The hedging policy of the Company.

5.5.3

The Parties shall procure that as at and from the Closing Date the Company irrevocably and exclusively grants to Luxco the right to terminate either of the Management Agreements in the case of fraud, gross negligence, wilful misconduct or material breach on the part of Shurgard on the terms and as provided in the Management Agreements. Notwithstanding Clause 2.12, such a termination shall only require a majority of 80% of all voting Shares of the Company, no majority being required in each class of voting shares. In addition, notwithstanding the general powers of the Manager to execute resolutions of the shareholders’ meeting and in view of the conflict of interest of Shurgard in this respect in its capacity as Manager of the Company, such resolution adopted by the shareholders’ meeting with the appropriate majority, shall be executed on behalf and for the account of the Company by a third party, appointed for this purpose by the Shareholders in accordance with article 260 of the Companies Code, deciding with a majority of 80% of all voting Shares of the Company.

5.5.4	For the purposes of Clause 5.5.2(x), an expenditure is deemed to be extraordinary if it has not been provided for in the Preliminary Plan and Budget or in the Annual Plan and Budget. In addition, the part of an expenditure in excess of the amount provided for in the Preliminary Plan and Budget or in the Annual Plan and Budget will also be considered as an extraordinary expenditure. Examples of extraordinary expenditures are unplanned marketing activities, additional operational expenses generated because of external factors (such as traffic conditions in front of a store), insurance costs in excess of the amount provided for in the Preliminary Plan and Budget or in the Annual Plan and Budget.

5.6	Preliminary Plan and Budget and Annual Plan and Budget

The Preliminary Plan and Budget and the Annual Plan and Budget shall be prepared pursuant to the applicable provisions of the Property and Asset Management Agreement.

5.7	Implementation of Decisions

In its capacity as Manager of the Company, Shurgard is hereby authorized and directed to implement the decisions of the Parties taken in accordance with this Agreement, including disbursing Company funds in accordance with such decisions, and to take such other actions on behalf of the Company as it deems necessary and advisable to implement such decisions, including executing in the name of and behalf of the Company all agreements, consents, certificates and other documents reasonably necessary or advisable to implement such decisions.

5.8	Company Expenses

5.8.1	Subject to the limitations of Clause 5.8.3, the Company shall pay and be responsible for all reasonable costs and expenses incurred by or on behalf of the Company or its subsidiaries. To the extent practicable, all Company expenses shall be billed directly to and paid by the Company. If, however, acting within the scope of such Party’s authority as granted by this Agreement, a Party should incur any of those expenses, the Company shall promptly reimburse such Party for such expenses upon receipt of satisfactory evidence of such payment.

5.8.2	By way of illustration, and not in limitation upon the scope of Clause 5.8.1, the Company shall pay the following costs and expenses:

(i)	All notarial, state and local filing or similar expenses incurred by the Parties in connection with the formation of the Company or acquisitions made by the Company or its subsidiaries, such as transfer taxes;

(ii)	All costs and expenses incurred by or on behalf of Shurgard in accordance with the Management Agreements that are allocable to and are to be borne by the Company or its subsidiaries pursuant to the terms of the Management Agreements; and

(iii)

The actual out-of-pocket expenses incurred by a Party for goods, materials and services used for or by the Company or its subsidiaries, provided any such services performed by a Party must be approved in advance by the

Company as part of the Annual Plan and Budget, the project proforma or otherwise to be eligible for reimbursement.

5.8.3	Except as expressly provided for herein or in the Management Agreements or as hereafter approved by the Parties, no payment will be made to any Party for the services of such Party or of any member, director, officer or employee of such Party rendered in connection with the business or affairs of the Company or its subsidiaries.

5.9	Directors’ and officers’ insurance

The Parties shall cause the Company to enter into appropriate directors liability insurance covering the liability of the managers, directors and officers of the Company and its subsidiaries.

5.10	Financial Information and Accounting

The Company shall supply each Party with financial information at the same time as it is provided to those entities that are party to the Management Agreements.

5.11	Auditor

On or prior to the Closing Date, the Parties shall appoint Deloitte & Touche, or any other Big Four accounting firm that would be appointed statutory auditor of Shurgard, as statutory auditor of the Company.

5.12	Books and Records

The Parties shall keep or cause to be kept complete and accurate books and records reflecting all financial activities of the Company. The books and records shall be maintained at the principal place of business of the Company, or at such other place as the Parties may mutually agree, and shall be available for examination and duplication by each Party or its duly authorized representative, at such Party’s expense, at any and all reasonable times.

5.13	Accounting Basis and Fiscal Year

The books and records of the Company for financial accounting purposes shall be maintained in accordance with the accrual method of accounting and in accordance with US generally accepted accounting principles. Financial statements for the Company or its subsidiaries shall only be drawn up under local GAAP if so required by applicable mandatory legislations.

5.14	Liquidators

In the event of a liquidation of the Company, the Parties agree to vote at the extraordinary shareholders’ meeting of the Company appointing the liquidators of the Company in such a way that a representative of each Shurgard and Luxco is appointed as liquidator of the Company.

6	Distribution of Annual Cash Flow

6.1	Principles

Subject to the terms and conditions of the Credit Facility and the applicable legal and tax restrictions, Distributable Cash Flow of the Company shall be distributed on a quarterly basis in the form of dividends or advances on dividends as follows:

6.1.1	by preference to the Class C Shareholder for a total annual amount equal to 1% of the Capital of the Company represented by the Class C Shares; and

6.1.2	the balance, if any, to the Class A Shareholder, Class B Shareholder and Class C Shareholders prorata to the number of Shares they hold in the Company.

As the purpose of the Company is to, directly or indirectly through its subsidiaries, develop and own during the pre-stabilisation phase self-service storage centres, Distributable Cash Flow is expected to be limited, occurring only once a sufficient numbers of centres have reached break-even.

6.2	Investment of Distributable Cash Flow

Distributable Cash Flow which has not been distributed pursuant to Clause 6.1 should be used in such way as is mutually acceptable to the Parties. The Parties will consider reimbursing outstanding debt, investment in Shari’ah compliant investments or interest bearing accounts, and will jointly select the most appropriate and economical use.

7	Shari’ah Compliance

7.1	Criteria

7.1.1	The Shari’ah compliance obligations of the Company will be limited to the obligation for the Company to use best efforts to be Shari’ah compliant as described in a limitative way in Clause 7.1.2.

7.1.2	Shurgard acknowledges that in order to be Shari’ah compliant, the Company should not enter into a lease contract with a corporate entity which is engaged in the distribution of liquor, pork products, gambling equipment or pornography as a significant portion of its business if it intends to use the space being leased to store such prohibited goods. Luxco acknowledges that in the normal course of business, Shurgard is generally not aware of what tenants may be storing in the self-service storage facilities owned or operated by the Company.

7.1.3	To the extent either Party finds that income from such tenants was received by the Company and distributed to the Parties, the Parties will donate the net income from such tenant to a charity to be jointly selected by the Parties.

7.2	Compliance Determination

The Parties agree that Luxco will determine the Company’s compliance with Shari’ah on an ongoing basis. Any costs associated with the monitoring for Shari’ah compliance shall be paid by Luxco and subject to appropriate confidentiality obligations and applicable legislation.

8	Representations and Warranties

8.1	Representations and Warranties by each Party

Each Party hereby represents and warrants to each other the following:

8.1.1	It has the legal power, right and authority to consummate the transactions contemplated hereby. All actions required to be taken by it to consummate the transactions contemplated hereby have been taken.

8.1.2	This Agreement and all other documents that have been executed and delivered by such Party pursuant to this Agreement constitute valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms.

8.2	Shurgard’s Representations and Warranties

Shurgard hereby represents and warrants to Luxco the following:

8.2.1	Shurgard is a “société en commandite par actions” duly organized and validly existing under the laws of Belgium and the individuals who executed this Agreement on behalf of Shurgard have full power and authority to enter into this Agreement. For all purposes Luxco is entitled to rely on the approval by either of Shurgard’s Designated Representatives, acting individually, as to all matters relating to or arising out of this Agreement and the transactions contemplated hereby.

8.2.2	Shurgard has the requisite power and authority to enter into and perform this Agreement.

8.2.3	None of the Special Purpose Vehicles has since the date of its incorporation:

(i)	carried on business or traded in any capacity whatsoever, other than entering into contracts to purchase, develop or manage any of the Properties listed in Schedule 4.1.1(i);

(ii)	acquired or agreed to acquire any assets, other than in the course of entering into the contracts referred to in Clause 8.2.3(i) above.

8.2.4	The SPV Shares comprise, in each case, the whole of the issued share capital of the Special Purpose Vehicles and are fully paid up and legally and beneficially (either directly or indirectly) owned by Shurgard free from all or any encumbrances, except with respect to Special Purpose Vehicles under German law, of which approximately 5.2% of the shares will be held by Shurgard or an Affiliated Company of Shurgard.

8.2.5	The SPV Shares have been validly issued, are fully paid or are properly credited as fully paid and constitute the whole of the issued share capital of the Special Purpose Vehicles.

8.2.6	Other than this Agreement, there is no agreement or commitment outstanding (including any encumbrance) which calls for the issue or transfer of, or accords to any person the right to call for the allotment or issue of (whether exercisable now or in the future and whether contingent or not) any shares in the capital of the Special Purpose Vehicles (including the SPV Shares).

8.2.7	Each of the Special Purpose Vehicles has complied in all material respects with all applicable laws, including, without limitation, the provisions of the national laws of each country in which it is incorporated as to filing of returns, particulars, resolutions and other documents with the relevant public authority and all legal requirements have been complied with in all material respects in connection with the formation of each of the Special Purpose Vehicles and with issues of shares and other securities.

8.2.8	No powers of attorney have been given by any of the Special Purpose Vehicles which are presently outstanding except for powers of attorney given to Shurgard employees or directors in the ordinary course of business.

8.2.9	None of the Asset Companies has or ever has had any subsidiaries nor has any of the Asset Companies ever owned the whole or any part of the issued share capital of any other company or entity or have or have had the benefit of any option or agreement to acquire all or any part of the share or loan capital of any company.

8.2.10	None of the Special Purpose Vehicles has ever given any financial assistance in connection with the purchase of its own shares as would breach the law of their country of incorporation.

8.2.11	The statutory books and registers of each of the Special Purpose Vehicles and all current books of account are written up to date and all such documents and other legally required records, deeds, agreements and documents relating to the affairs of each of the Special Purpose Vehicles are in its possession or under its control or under the control of Shurgard.

8.2.12	No order has been made, petition presented, resolution passed or meeting convened for the winding up of any of the Special Purpose Vehicles or for an administration order in respect of any of the Special Purpose Vehicles.

8.2.13	No receiver, receiver and manager, administrative receiver or liquidator has been appointed in respect of the business or the whole or any part of the assets or undertaking of either of the Special Purpose Vehicles and, to the best knowledge of Shurgard, there are no circumstances likely to give rise to the appointment of any such receiver, receiver and manager, administrative receiver or liquidator.

8.2.14	The Asset Companies are the legal and beneficial owners or leaseholders of the Properties.

8.2.15	The Special Purpose Vehicles have no estate, right or interest of any real property anywhere save for the Properties.

8.2.16	There is no mortgage, charge or lien (whether legal or equitable, fixed or floating), or other right in the nature of security or encumbrance, option or right of first refusal (except to the benefit of a government body) over any of the Properties, nor any agreement or commitment to create any of the same, except for what is contemplated in and provided for by the Credit Facility or disclosed by Shurgard to Luxco in the Real Estate Package or otherwise.

8.2.17	None of the Special Purpose Vehicles is under any legal liability or obligation to pay and has not given or made any ex-gratia arrangement or promise to pay pensions, gratuities, superannuation allowances or the like to any of its past or present officers or employees or their dependants and there are not now any retirement benefit, pension or death benefit or similar funds, schemes or arrangements in relation to or binding on any of the Special Purpose Vehicles.

8.2.18

Except to the extent as permitted by the UK joint employer agreement, the Danish split payroll agreement and the Swedish split payroll agreement, pursuant to which Shurgard’s relevant Affiliate in the UK, Denmark and Sweden and respectively the UK Special Purpose Vehicle, the relevant Danish Special Purpose Vehicle and the relevant Swedish Special Purpose Vehicle shall jointly employ certain employees, none of the Special Purpose Vehicles has any employees and none has had any employees since its date of incorporation nor is there any outstanding liability to any of the Special Purpose Vehicles by any person who is now or has been an officer or employee of any of the Special Purpose Vehicles.

8.2.19	None of the Special Purpose Vehicles has by any act or default committed:

(i)	any material criminal or unlawful acts in connection with its concerns or affairs;

(ii)	any material breach of trust in relation to its concerns or affairs; or

(iii)	any material breach of contract or statutory duty or any tortuous act which could lead to a claim against such Special Purpose Vehicles for indemnity, compensation, restitution or an injunction.

8.2.20	Except for the normal course of business in respect to the development of the Properties, none of the Special Purpose Vehicles is or at any time has been involved in any litigation, arbitration, tribunal, inquiry or other proceedings or dispute resolution process, none of the foregoing is or are pending or to the best knowledge of Shurgard threatened by or against any of the Special Purpose Vehicles, and to the best knowledge of Shurgard, there are no circumstances likely to lead to any of the foregoing or to any claim being made against any of the Special Purpose Vehicles.

8.2.21	At the signing of the Agreement, Shurgard has reviewed its tax position in respect to the Company and the tax position of the Company, and under the current rules, it is satisfied that the tax positions are acceptable to it.

8.2.22	The execution of this Agreement and the performance of the transactions contemplated herein do not, by themselves, adversely affect SSCI’s current qualification as a Real Estate Investment Trust (“REIT”) provided always and without prejudice to Clause 5.2.3 that it is currently contemplated that future fees otherwise payable to Shurgard pursuant to the terms hereby may be assigned to affiliated entities of Shurgard to maintain ongoing qualification.

8.2.23	The Real Estate Package has been prepared in accordance with Shurgard’s own internal policies, standards and procedures and are to the best of Shurgard’s knowledge and belief true and accurate and the Properties are as represented in the said Real Estate Packages.

8.2.24	The Properties satisfy the Investment and Operating Criteria save in respect of any matter, which the Company has previously accepted in writing, as not complying with the Investment and Operating Criteria.

8.2.25	The Properties meet the requirements of the Credit Facility including its requirements as to the value of the Property.

8.2.26	All ground investigations reasonably necessary to ascertain contamination of the Properties have been carried out.

8.2.27	To the best of Shurgard’s knowledge and belief no material expenditure will be required to be carried out by the Company to secure compliance with current Environmental Law over and above the limit in the Investment and Operating Criteria.

8.2.28	To the best of Shurgard’s knowledge and belief the Company will not be exposed to liability under current Environmental Laws arising out of contamination or pollution of the Property.

8.2.29	Where any of the Properties are leasehold there is no material subsisting breach or non-observance of any matter contained in any lease by either the landlord or to the best of Shurgard’s knowledge, the tenant.

8.2.30	There are no material outstanding actions, disputes, claims or demands between the Special Purpose Vehicles and any third party affecting the Properties or other proceedings or actions concerning the Properties for which the Company will be liable and so far as Shurgard is aware to the best of its knowledge and belief there are no circumstances currently existing which are likely to give rise to any future material disputes.

8.2.31	All building permits, permissions, consents and licences necessary to commence and carry out the development of the Properties in accordance with the Real Estate Package and thereafter to use the Properties for their intended use have been obtained and such permissions are neither temporary or personal or subject to conditions save for conditions which will be complied with by Shurgard in the course of its development and use of the Properties on behalf of the Company and which are conditions reasonably contemplated by the Real Estate Packages or which do not affect the Investment and Operating Criteria or otherwise are matters which the Company has previously accepted in writing.

8.2.32	Shurgard has instructed duly qualified lawyers to carry out legal due diligence appropriate for the relevant jurisdictions and is satisfied to the best of its knowledge and belief that there are no matters affecting the Properties which would prevent or restrict or adversely affect in a material way the proposed development and use of the Properties in accordance with the Real Estate Package.

8.2.33	The corporate details set out in Schedules 3.1 and 4.1.1(i) are correct in all material aspects.

8.3	Disclosure by Shurgard

A list of the documents provided by Shurgard to Luxco before the signing of this Agreement is attached as Schedule 8.3(a) (the “Disclosure Schedule”). The contents and scope of any representation and warranty of Clause 8.2 shall be limited by the information contained in the documents listed in the Disclosure Schedule. As the case may be, this list shall be updated at Closing with any additional documents provided by Shurgard to Luxco between the signing of this Agreement and Closing. The Disclosure Schedule includes the information contained in the Real Estate Package attached as Schedule 8.3(b) which has been remitted by Shurgard to Luxco at the signing of this Agreement and which may be updated by Shurgard until Closing. Luxco agrees that Shurgard shall not be liable under any of the Shurgard representations and warranties in Clause 8 for claims or possible claims relating to or arising out of any matter that has been disclosed in this Agreement or the Disclosure Schedule.

All updates of the documents listed in the Disclosure Schedule and Real Estate Package shall take the form of a document describing, per Property, the alterations and/or additional information to the Disclosure Schedule and Real Estate Package remitted at signing of this Agreement.

For the avoidance of doubt, this Clause shall not be deemed to derogate from the principles set out in Clause 4.1.5.

8.4	Luxco’s Representations and Warranties

Luxco hereby represents and warrants to Shurgard the following:

8.4.1	Luxco is a limited company duly organized and validly existing under the laws of Luxembourg and the individuals who executed this Agreement on behalf of Luxco have full power and authority to enter into this Agreement.

8.4.2	For all purposes Shurgard is entitled to rely on the approval by either of Luxco’s Designated Representatives, acting individually, as to all matters relating to or arising out of this Agreement and the transactions contemplated hereby.

8.4.3	None of the investors in CaymanCo (i) is a Competitor of Shurgard, (ii) is mentioned on any governmental or regulatory restricted list or subject to economic sanctions including lists maintained by the Office of Foreign Asset Control of the U.S. Department of Treasury, or (iii) is prohibited from investing in US financial institutions pursuant to the Patriot Act.

8.4.4	The transaction contemplated in this Agreement will not give rise to any competition or anti trust issues caused directly or indirectly by it.

8.4.5	At Closing, Luxco has reviewed its tax position in respect to the Company and the tax position of the Company, and under the current rules, it is satisfied that the tax positions are acceptable to it.

8.4.6	Luxco has reviewed the sample financing term sheet attached as Schedule 4.4.2 and its terms and conditions are acceptable to it.

8.4.7	Neither Luxco nor any of its Affiliated Companies has entered, directly or indirectly, into any financing of or investment in another self-service storage company active in Europe.

8.5	Updating Representations at Closing

The above representations and warranties are made on the date of this Agreement, except for the representation and warranty made in Clause 8.4.5, which is made on the Closing Date. In addition, each Party warrants to each other that the above representations made by such Party shall be true and accurate on the Closing Date. For the avoidance of doubt, the representations and warranties in Clauses 8.2.3 to 8.2.32 inclusive only apply in respect of the Special Purpose Vehicles and underlying Properties contributed to the Company at Closing under Clause 3.1, and subject to the provisions of the Development Agreement.

8.6	Indemnification

8.6.1

All Parties hereby agree to indemnify and keep indemnified the other Party from and against all demands, claims, liabilities, losses, costs and expenses whatsoever (including reasonable legal expenses, together with value added and similar taxes thereon (if applicable)), incurred by the other Party or any of the Special Purpose Vehicles in connection with a breach of the representations and warranties set out in Clause 8 and in the event of any dispute arising in relation thereto, the provisions of Clause 17.11 shall apply. In order to compute the damages, only the net cost for the Company or Special Purpose Vehicles (on an after tax basis) shall be taken into account.

8.6.2	If the same event, matter or circumstances can give rise to a claim under several provisions of Clause 8, the Parties shall only be indemnified once.

8.6.3	For the purposes of this Clause 8, any damage incurred by the Company or one of its subsidiaries in connection with any breach of the representations and warranties of this Clause 8 shall be deemed to be incurred by the Parties in proportion to the percentage of Shares held by the respective Party in the Company.

8.6.4	The breaching Party under Clause 8 shall have no obligation to indemnify the other Party in respect of any claim for a breach of the representations and warranties of Clause 8 unless a notification is given to the breaching Party by the other Party within a period of three months after the other Party became aware of such breach, provided that such notification is received by the breaching Party (i) within a period of 24 months following the Closing Date or (ii) prior to an exit by any Party pursuant to Clause 13, whichever comes first. Notwithstanding the above, the representations and warranties of Clauses 8.2.14 and 8.2.26 to 8.2.28 will only expire in the event of an exit by any of the Parties pursuant to Clause 13, without prejudice to the obligation of Luxco to notify any such breach within a period of 3 months after becoming aware thereof.

8.6.5	Neither Party shall have any obligation to indemnify the other Party in respect of any claim under this Clause 8 arising from any single claim unless the amount which would otherwise be recoverable under this Agreement in respect of all claims in aggregate exceeds EUR 100,000. When the threshold of EUR 100,000 is met, the relevant Party shall be entitled to recover the total amount of any such claim subject to a maximum aggregate amount equal to EUR 80,000,000. For the avoidance of doubt, the amount of EUR 80,000,000 is the maximum amount of the aggregate liability of each Party under this Agreement and all other agreements referred herein.

8.6.6	Neither Party shall have any obligation to indemnify the other Party in respect of any claim under this Clause 8 if and to the extent that the damages in respect of which the claim is made:

(i)	are covered by an insurance policy; or

(ii)	are recovered from any other third party.

Accordingly, any amount for which a Party would otherwise have been liable under this Clause 8 shall be reduced by the amount of any insurance proceeds, indemnification or other recovery that the Company or the relevant Party received from any insurance company or any other third party in respect of the damage which is the subject matter of the claim.

8.6.7	A Party shall have no obligation to indemnify the other Party in respect of any liability under this Clause 8 which is contingent (“obligation conditionnelle ou éventuelle” / “voorwaardelijke of latente verbintenis”) unless and until such contingent liability becomes an actual liability and is due and payable.

9	Conditions Precedent

9.1	Conditions

The obligations of the Parties under this Agreement are subject to the satisfaction, on or before 1 June 2004 or such other date as the Parties may agree, of each of the following conditions precedent:

9.1.1	the closing of the Credit Facility upon terms and conditions satisfactory to both Parties, it being agreed that a Credit Facility substantially on the terms presented in the attached sample financing term sheet as Schedule 4.4.2 is satisfactory to both Parties and that if the Credit Facility has been secured for less than EUR 85 million, this condition precedent will be considered as fulfilled provided that the Luxco Tranche 1 and the Shurgard Tranche 1 will be reduced in the same proportion;

9.1.2	the approval of the Credit Facility by the board of directors of Shurgard and Luxco;

9.1.3	the setting up of a structure to the full satisfaction of Shurgard, so that the holding by the Company will not cause any consolidation obligation for Shurgard or its Affiliated Companies and will not have any negative tax consequences for the Company, its subsidiaries or Shurgard or its Affiliated Companies as a result of the ownership of Luxco through off-shore entities; and

9.1.4	all representations and warranties made by the Parties under Clause 8 are true and accurate on the Closing Date in all material respects.

9.2	Best Efforts Concerning the Satisfaction of the Conditions Precedent

Each of the Parties shall use its reasonable best efforts to ensure the due satisfaction of the conditions precedent set out in Clause 9.1 as soon as possible.

9.3	Non-Satisfaction

If any of the conditions precedent set out in Clause 9.1 is not satisfied on the date specified in Clause 9.1, any Party shall have the right to terminate this Agreement by giving fifteen days’ advance notice to the other Parties within eight days after the above-mentioned date. After this eight-day period, all Parties shall be deemed to have waived their right to terminate this Agreement under this Clause 9.3.

10	Closing

10.1	Date and Place

The Capital Increase and Closing shall take place at Linklaters De Bandt office (13 rue Brederode, 1000 Brussels) on or about 1 June 2004 before a notary public of the office Berquin / Ockerman / Deckers / Spruyt / van der Vorst / Dekegel, or 5 Business Days following the satisfaction of all conditions precedent set out in Clause 9.1, whichever is the later (the “Closing Date”) or at such other place or on such other date as may be agreed between the Parties.

10.2	Luxco’s Closing Obligations

On the Closing Date, Luxco shall do all of the following (the “Luxco’s Closing Obligations”):

10.2.1	sign the share purchase agreement substantially in the form attached as Schedule 3.2 ;

10.2.2	pay the purchase price of the Class B Shares (as determined in Clause 3.2) to Shurgard by wire transfer on the account number indicated by Shurgard to Luxco not less than 5 Business Days before the Closing Date;

10.2.3	remit the bank certificate of a bank in Belgium, mutually agreed upon by the Parties, certifying that the amount required for the paying up of 100% of the Class B Shares to be subscribed by Luxco in accordance with Clause 3.1.1has been paid in a blocked account, as required by Belgian law for a capital increase in cash;

10.2.4	deliver to Shurgard a legal opinion from Linklaters Loesch, substantially in the form of the draft attached as Schedule10.2.4

10.3	Shurgard’s Closing Obligations

On the Closing Date, Shurgard shall do all of the following (the “Shurgard’s Closing Obligations”):

10.3.1	cause the Company to be duly incorporated and validly existing as provided in Clause 2.

10.3.2	deliver to the notary the report of the auditor and of the Manager pursuant to Article 313 of the Belgian Companies Code, on the valuation of the capital contribution in kind, if any;

10.3.3	take all necessary actions so that the shares in the Special Purpose Vehicles contributed to the Company at Closing are effectively transferred to the Company, subject to the provisions of Clause 8.2.4, and provided, however, that the shares in Shurgard Deutschland RE 2 GmbH (which is one of the Special Purpose Vehicles) will be transferred to the Company as soon as reasonably possible after Closing and in accordance with the terms of the Credit Agreement;

10.3.4	sign the share purchase agreement substantially in the form attached as Schedule 3.2;

10.3.5	remit the bank certificate of a bank in Belgium, mutually agreed upon by the Parties, certifying that the amount required for the paying up of 100% of the Class A Shares to be subscribed by Shurgard in accordance with Clause 3.1.1has been paid in a blocked account, as required by Belgian law for a capital increase in cash;

10.3.6	execute the Management Agreements; and

10.3.7	deliver to Luxco a legal opinion from Linklaters De Bandt, substantially in the form of the draft attached as Schedule10.2.4.

10.4	Both Parties’ Closing Obligations

On the Closing Date, both Parties shall do all of the following (“Both Parties’ Closing Obligations”):

10.4.1	cause the Deed of Capital Increase substantially in the form attached as Schedule 10.4.1 to be signed by their respective authorised representatives;

10.4.2	record and sign in the share register of the Company the transfer of the Class B Shares to Luxco pursuant to the share purchase agreement signed by the Parties at Closing;

10.4.3	hold a special shareholders’ meeting of the Company with the agenda set out below, and adopt the resolutions approving each item on such agenda, substantially in the form of the draft minutes attached as Schedule 10.4.3:

(i)	conflict of interest procedure with respect to the Management Agreements, the Debt Raising Fee 1 and the Facility Management Fee;

(ii)	approval of the Development Agreement;

(iii)	approval of the Property and Asset Management Agreement;

(iv)	appointment of an attorney-in-fact to approve and execute the Management Agreements;

(v)	approval of the Credit Facility and of the Debt Raising Fee 1;

(vi)	approval of the Facility Management Fee; and

(vii)	appointment and remuneration of statutory auditor.

10.4.4	Management Agreements

cause the Company to execute the Management Agreements and to execute all documents and take all actions required under these agreements.

10.4.5	Credit Facility

cause the Company or any of its Affiliates to execute the Credit Facility and to pay to Shurgard the Debt Raising Fee 1 and take all actions required under the Credit Facility.

10.4.6	Facility Management Fee

cause the Company or any of its Affiliates to pay to Shurgard the Facility Management Fee.

10.5	Breach of Closing Obligations

10.5.1	The effectiveness of each of each Party’s closing obligations is conditional upon the fulfilment of the other Party’s closing obligations and vice versa.

10.5.2	If a Party fails to comply with any of its material closing obligations, then all closing obligations that have already been fulfilled shall be deemed null and void and the non-breaching Party shall have the right (in addition to and without prejudice to all other rights and remedies available):

(i)	to terminate this Agreement by giving fifteen days’ advance notice to the other Party within eight days after the Closing Date, provided that, after this eight-day period, the non-breaching Party shall be deemed to have waived its right to terminate this Agreement under this Clause 10.5.2;

(ii)	to effect the Closing so far as practicable having regard to the defaults which have occurred; or

(iii)	to fix a new date for the Closing (not being more than fifteen days after the agreed Closing Date) but provided that such deferral may only occur once.

10.5.3	If this Agreement is terminated by either Party pursuant to Clause 10.5.2 and except if the default was caused by a change in legislation between the signing of the Agreement and the Closing which would have a material adverse effect on the economics of the transaction, the defaulting Party shall pay to the other Party an indemnity (“dommages et intérêts” / “schadevergoeding”) in a lump sum amount of EUR 3,500,000. For the avoidance of doubt, it is specifically provided that the non-obtaining of the Credit Facility by the Company or any of its Affiliates will not be considered as a default under this Clause 10.5.3, provided that each Party has used its best efforts in this respect.

11	Other Undertakings of the Parties after Closing

11.1	Non compete

Except as expressly provided in this Agreement, each Party and its Affiliated Companies shall be free to engage in any and all business activities whatsoever, including activities that compete with the Company’s business, except that:

11.1.1	For a period of 18 months after Closing, Shurgard shall not enter into any Islamically structured transaction or any transaction involving a Middle Eastern investor, except for transactions with First Islamic Group, provided, however, that this period will be reduced to 12 months as from Closing in case Luxco exercises its right to opt out of the Luxco Tranche 2 in accordance with Clause 2.3.3.

11.1.2	Shurgard shall contribute, in accordance with the terms of this Agreement, all Properties to the Company (through contributions of shares in the relevant Special Purpose Vehicles), and shall not enter into competing joint ventures that would slow down the development of the Company. Shurgard shall promptly inform Luxco of any plans to develop real estate beyond the scope of the Company, and Luxco acknowledges that Shurgard may enter into other arrangements to fund such developments.

11.1.3

Neither Luxco nor any of its Affiliated Companies may enter, directly or indirectly, into any financing of or investment in another self-service storage company active in Europe for as long as Luxco is a shareholder of the Companyand for a period of 12 months thereafter. Luxco procures and guarantees that neither First Islamic, nor any of its Affiliated Companies will enter, directly or indirectly, into any financing of or investment in another self-service storage company active in Europe for as long as Luxco is a shareholder of the Company and for a period of 12 months thereafter. However, this Clause 11.1.3 shall not apply to (i) an investment in another self-service storage company active in Europe if such company only became active in Europe after such investment has been made, provided that this investment will not specifically fund the activities in Europe, or (ii) an investment in the activities of a Competitor (such as GE) which are wholly unrelated to the self-service storage activities of such Competitor, form a separate legal entity and appropriate assurances are given to Shurgard that the funds provided by such investment will not benefit the self storage activities of such Competitor in any way.

11.1.4	If Shurgard becomes aware of any infringement of the provisions of this Clause 11.1 by Luxco or any of its Affiliated Companies, Shurgard shall give a notice to Luxco enjoining it to cease - or to procure to cease - any such infringement and to return to full compliance with the provisions of this Clause 11.1 within fifteen days of such notice. In case of failure by Luxco or any of its Affiliated Companies to comply with this injunction, Luxco shall be liable to Shurgard to pay an indemnity (“dommages et intérêts” / “schadevergoeding”) to be determined by the arbitral tribunal appointed pursuant to Clause 17.11, taking into account the direct and indirect damages suffered by Shurgard as a result from such violation and the fact that Shurgard attributes great importance to the restrictions set out in this Clause 11.1. The above provisions of this Clause 11.1.4 shall apply similarly if Luxco becomes aware of any infringement of the provisions of this Clause 11.1 by Shurgard.

11.1.5	Luxco and Shurgard acknowledge that the provisions of this Clause 11.1 are reasonable and necessary to protect their legitimate interests. However, if any of the provisions of this Clause 11.1 shall ever be held to exceed the limitations in duration, geographical area or scope or other limitations imposed by applicable law, they shall not be nullified but the Parties shall be deemed to have agreed to such provisions as conform with the maximum permitted by applicable law, and any provision of this Clause 11.1 exceeding such limitations shall be automatically amended accordingly.

11.2	Confidentiality and Announcements

11.2.1	The contents of this Agreement are confidential, and subject to Clauses 11.2.3 and 11.2.4, each Party is prohibited from disclosing all or any part of this Agreement at any time (including after the Closing Date), except as set out hereafter. Each Party shall cause its Affiliated Companies to adhere also to the provisions of Clause 11.2.

11.2.2	Subject to Clauses 11.2.3 and 11.2.4:

(i)	each Party shall treat as strictly confidential and not disclose or use any information obtained in connection with the negotiations relating to this Agreement;

(ii)	Luxco shall treat as strictly confidential and not disclose or use any information relating to the Company, its Affiliated Companies and their operations following the Closing Date;

(iii)	Luxco shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including future plans and targets) of Shurgard and Shurgard’s Affiliated Companies, including any information obtained in connection with, or pursuant to, the Management Agreements; and

(iv)	Shurgard shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including future plans and targets) of Luxco and its Affiliated Companies.

11.2.3	Clauses 11.2.1 and 11.2.2 shall not prohibit disclosure or use of any information if and to the extent that:

(i)	the disclosure or use is necessary in order to allow any Party or any of its Affiliated Companies to comply with any legal requirements to make any announcement or to provide information to any public authority or stock exchange;

(ii)	the disclosure or use is required for the purposes of any judicial or arbitration proceedings arising out of or in connection with this Agreement;

(iii)	the disclosure is made to professional advisers of any Party or its Affiliated Companies, who are subject to adequate professional confidentiality rules;

(iv)	the information is or becomes publicly available (other than as a result of any breach of this Agreement);

(v)	the information becomes available to the Party bound by this Clause 11.2 from a source which is not bound by any obligation of confidentiality in relation to such information (as can be demonstrated by such Party’s written records and other reasonable evidence); or

(vi)	the other Party has given prior written approval to the disclosure or use.

11.2.4	Clauses 11.2.1 and 11.2.2 shall not prohibit:

(i)	SSCI from disclosing any information to the public financial markets (including financial analysts) in accordance with the ordinary current practice of SSCI;

(ii)	Luxco from providing information to potential investors in CaymanCo in order to carry out its syndication pursuant to Clause 12.3, subject to the obtaining of satisfactory confidentiality commitments from such investors.

11.2.5	The Parties shall take all necessary actions to ensure that no accidental or unauthorised disclosure of the contents of this Agreement occurs.

11.2.6	Luxco guarantees and procures that it, as well as its relevant Affiliated Companies, will take all required actions so that any investor in CaymanCo will be bound by the above obligations of this Clause 11.2 as of the dates it invests in CaymanCo and until such time as it ceases to be an investor in CaymanCo. Shurgard is the sole beneficiary of this obligation of the investors.

11.3	Investors Information

11.3.1

Luxco warrants and shall certify to Shurgard and will provide sufficient information including the identity of investors to enable Shurgard during the term of this Agreement to confirm that at all times none of the investors in CaymanCo (i) is a Competitor of Shurgard, (ii) is mentioned on any governmental or regulatory restricted list or subject to economic sanctions including lists maintained by the Office of Foreign Asset Control of the U.S. Department of Treasury, or (iii) is prohibited from investing in US financial institutions pursuant to the Patriot Act or the other laws described in Clause 12.3.8 below. Luxco acknowledges that Shurgard may be subject to applicable laws (similar to those described in Clause 12.3.8 below adopted in the US or other countries) as they may change from time to time. In the event that such laws apply to this transaction, Shurgard shall notify

Luxco, in writing, of the applicable requirements and Luxco shall use its best efforts to provide the information required by applicable law.

11.3.2	Shurgard and the Company shall be permitted and authorised, with prior notice to (unless prohibited by applicable law), permission from (unless prohibited by applicable law) and subsequent report to Luxco (unless prohibited by applicable law), to disclose and provide any confidential information in response to any governmental inquiry or reporting obligation regarding Luxco, CaymanCo and its investors.

11.4	Sanctions

11.4.1	Unless otherwise expressly provided in this Agreement, in the case of an infringement by Luxco or any of its Affiliated Companies of any provisions of Clause 11.2, Luxco shall be liable to Shurgard for an indemnity (“dommages et intérêts” / “schadevergoeding”) in a lump sum amount of EUR 500,000. The above sanctions will apply similarly in case of an infringement by Shurgard or any of its Affiliated Companies of any provisions of Clause 11.2.

11.4.2	If Shurgard becomes aware of any infringement of the provisions of Clause 11.3 by Luxco or any of its Affiliated Companies, Shurgard shall give a notice to Luxco enjoining it to cease - or to procure to cease - any such infringement and to return to full compliance with the provisions of this Clause 11.3 within fifteen days of such notice. In case of failure by Luxco or any of its Affiliated Companies to comply with this injunction, Luxco shall pay to Shurgard an indemnity (“dommages et intérêts” / “schadevergoeding”) to be determined by the arbitral tribunal appointed pursuant to Clause 17.11, taking into account the direct and indirect damages suffered by Shurgard as a result from such violation and the fact that Shurgard attributes great importance to the restrictions set out in this Clause 11.3.

11.5	Obligation for Shurgard to re-acquire certain Properties

If the Company or its subsidiaries have acquired one or more Properties which do not meet the requirements for debt funding as set out in the Credit Agreement, Shurgard undertakes to purchase such Properties from the Company or its subsidiaries at cost at the first request thereto from the Company.

11.6	Payment of the Facility Management Fee

The Parties shall cause the Company or any of its Affiliates to pay an amount of EUR 250,000 to Shurgard at Closing (see Clause 10.4.3(vi)) (the “Facility Management Fee”) as consideration for the management of the Credit Facility.

12	Sale, Assignment or Transfer of Company Interests

12.1	Prohibited Transfers

12.1.1	Except as specifically permitted in this Clause 12 or in Clause 13 or otherwise agreed between the Parties, no Party may sell, assign, contribute, transfer, pledge, encumber, or grant a lien or security interest in, or make a gift of (any such transaction, including any merger with or any split-up into, another legal entity, being generically referred to as a “transfer” in this Agreement and the verb “transfer” being construed accordingly) all or any part of its Shares in the Company.

12.1.2	Any such transfer prohibited by Clause 12 or 13 shall be ineffective, null and void.

12.2	Unrestricted Transfers

Notwithstanding the foregoing, the Shares may be freely transferred (i) to the Shareholders of the same class of Shares or (ii) by a Shareholder to an Affiliated Company of such Shareholder, provided that the Affiliated Company undertakes to retransfer the Shares to such Shareholder when the Affiliated Company ceases to be an Affiliated Company of such Shareholder or (iii) to the Royal Bank of Scotland plc acting as facility agent under the Credit Agreement or (iv) to any person elected pursuant to the procedure set out in the law of 5 May 1872 on commercial pledges, upon the occurrence of an Event of Default, as defined in the Credit Agreement, and which is outstanding.

12.3	Indirect Transfers in Luxco

12.3.1	Indirect interests in Luxco may be syndicated by First Islamic through CaymanCo to offshore investors pursuant to a private placement memorandum prepared by First Islamic and such investors may trade their interests through First Islamic, provided, however, that such syndication may not engage in any directed selling efforts (within the meaning of Rule 902 under Regulation S of the United States Securities Act of 1993) with respect to direct or indirect interests in the Company and will comply with the offering restrictions requirement of Regulation S. Specifically, no direct or indirect interests in the Company may be offered, sold or otherwise transferred to any U.S. Person, as that term is defined in Regulation S, target or involve in any way investors in the US or in Europe.

12.3.2	Such trading of indirect shareholding interests shall not impact Luxco’s commitment or ability to close/fund its investment in the Company, the operations of the Company, nor the relationship between Shurgard and Luxco. Luxco may syndicate the indirect interests in the Company in tranches; the underwriting commitment to the Company is for the total 80% Equity of the Company and is not subject to syndication.

12.3.3	Luxco guarantees and procures that Luxco will, directly or indirectly, effectively remain at all times under the full control of First Islamic personnel or personnel of its Affiliated Companies and that the investors in CaymanCo will have no right whatsoever and not even a consultation right on the decisions or actions to be taken by Luxco.

12.3.4	For the avoidance of doubt, Shurgard or any of its Affiliated Companies shall not be considered in any way to be co-sponsoring the syndication mentioned under Clause 12.3.2 or at any time be requested by Luxco to co-sponsor or assist with such syndication.

12.3.5	Luxco guarantees and procures that the above syndication referred to in Clause 12.3.2 will not cause Shurgard or any of its Affiliated Companies to be subject to the provisions of any securities laws whatsoever.

12.3.6	Luxco guarantees and procures that Shurgard, SSCI and their shareholders, partners, managers, directors, officers, employees and Affiliated Companies will be held harmless from any claim, damages, expenses or other cost arising from the syndication including, without limitation, any such claims, damages, expenses or costs associated with matters arising from non-compliance with securities laws relating to the syndication and offering.

12.3.7	Luxco guarantees and procures that shares or any other interest in CaymanCo will not be held, directly or indirectly, at any time by (i) a Competitor of Shurgard, (ii) a person mentioned on any governmental or regulatory restricted list or subject to economic sanctions including lists maintained by the Office of Foreign Asset Control of the U.S. Department of Treasury, or (iii) a person who is prohibited from investing in US financial institutions pursuant to the Patriot Act.

12.3.8	Luxco agrees to use its reasonable best efforts to ensure that no contribution or payment by CaymanCo (through Luxco) to the Company shall cause the Company or Shurgard to be in violation of the Patriot Act, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Luxco will promptly notify Shurgard if to Luxco’s knowledge, there has been any violation of this Clause 12.3.8.

12.3.9	Luxco undertakes to indemnify and hold harmless the Company, SSCI, Shurgard or their Affiliated Companies for any damage resulting from the above syndication or the non-compliance by Luxco or any of its Affiliated Companies with the provisions of this Clause 12.

13	Exit Strategy

13.1	Timing

13.1.1	Both Parties agree that they intend to contemplate an exit when the Properties have reached maturity and therefore undertake not to transfer their Shares before the fifth anniversary of the Closing, provided that the exit procedure may be commenced at any time if both Parties agree to do so. The exit procedure may also be commenced at any time after the fifth anniversary of the Closing, by (i) Shurgard by notifying to Luxco its intention to purchase the Shares held by Luxco or the assets of the Company (i.e., the shares of the subsidiaries of the Company or the underlying properties in the subsidiaries) (the “Assets”) (the “Shurgard Exit Notice”) or (ii) Luxco by notifying to Shurgard its intention to sell the Assets or its Shares to Shurgard or to a third party (the “Luxco Exit Notice”).

13.1.2	The exit procedure may also be commenced by Luxco within six months following the termination of either of the Management Agreements for fraud, gross negligence, wilful misconduct or material breach on the part of Shurgard on the terms and as provided in the Management Agreements.

13.1.3	The exit procedure may also be commenced by the non-defaulting Party in the case of a violation by the other Party of Clause 11.1. In such a case, the exit procedure must be exercised within 6 months of the notice mentioned under Clause 11.1.4.

13.1.4	The exit procedure may also be commenced if SSCI is no longer involved in Shurgard in a similar way as at the time of the Closing or is no longer, directly or indirectly, the largest shareholder of Shurgard or is no longer responsible for its management. This Clause shall not apply if Shurgard is listed on a recognised stock exchange, provided that SSCI, directly or indirectly, continues to hold at least 5% of the economic interest in Shurgard and that Shurgard operates under the name “Shurgard” or any other name under which its US parent trades.

13.2	Principles

13.2.1	In the event that the exit procedure is commenced by either Shurgard or Luxco, Shurgard, prior to any other party shall have the right, at Shurgard’s sole discretion, to purchase the Assets or the Shares held by Luxco (the “First Right of Offer”) in accordance with this Clause 13. This First Right of Offer applies if Shurgard wishes to purchase the Assets or the Shares, for its own account, or together with or for the account of another investor, having a different investment profile than First Islamic, such as a pension fund, a multi investor vehicle also owning other Shurgard assets or a listed investment vehicle.

13.2.2	Subject to Clause 13.4, Luxco shall have the right to enter into exclusive negotiations with Shurgard, to propose to set up a new joint venture (or restructure the Company) to form a stabilised joint venture with Shurgard to own the centres developed by the Company or its subsidiaries (the “Second Right of Offer”).

13.2.3	The exit procedure may only be commenced for the purchase or sale of all the Assets or all the Shares held by Luxco; it cannot be triggered for a portion of such Assets or Shares only, unless the Parties agree so.

13.2.4	The Parties will co-operate to structure the exit in a manner that minimises overall applicable taxes and other costs.

13.2.5	In the event the exit procedure is commenced, the procedure set out in this Clause 13 will apply.

13.3	First Right of Offer to Shurgard

13.3.1	Exit triggered by Shurgard

If the exit procedure is commenced by Shurgard, the following procedure will apply:

(i)	The Shurgard Exit Notice shall contain the following information:

(a)	whether Shurgard wishes to purchase the Assets or the Shares, for its own account, or together with or for the account of another investor, having a different investment profile than First Islamic, such as a pension fund, a multi investor vehicle owning also other Shurgard assets or a listed investment vehicle;

(b)	Shurgard’s calculation of the Fair Market Value of the Assets or the Shares with the details of such calculation in accordance with the rules set out in Clause 13.6 (the “Offer Price”); and

(c)	the other conditions under which the Assets or the Shares would be transferred.

(ii)	During a period of 90 days following the date of the Shurgard Exit Notice (the “Negotiation Period”), the Parties shall in good faith negotiate on the basis of the Shurgard Exit Notice the terms and conditions of a purchase and sale of the Assets or Shares held by Luxco. During such period, Shurgard shall provide Luxco with all information in its possession reasonably requested by Luxco allowing the latter to assess the Offer Price. During the Negotiation Period, Luxco may require the Company to provide it with an update of the valuation reports made on a regular basis for the benefit of the Lenders.

(iii)	If the Parties are not able to reach an agreement on the terms and conditions of a sale and purchase of the Shares or Assets within the Negotiation Period, the Parties shall appoint two independent experts as set out hereinafter.

(iv)	Shurgard shall within 5 days after the expiry of the Negotiation Period provide Luxco with a list of names of 4 independent reputable appraisers with experience in the valuation of the asset class to which the Assets belong.

(v)	Within 21 days after receipt by Luxco of the above list, Luxco shall select 2 out of the 4 experts as independent expert (the “Independent Experts”). During such 21 days period Luxco shall be allowed to interview the experts named on the list with a view to selecting two of them. The Independent Experts may either use their own pan-European network, or co-ordinate competent and reputable local experts in the different markets.

(vi)	The Parties shall bear the Independent Expert’s fees pro rata to their equity holding in the Company.

(vii)	The Independent Experts shall determine the Fair Market Value of the Assets or Shares held by Luxco, as the case may be, in accordance with the rules set out herein.

(viii)	Each Independent Expert shall, independently of each other, determine the Fair Market Value of the Shares or Assets. Within 60 days after their appointment, they will each send their draft appraisal report to both Luxco and Shurgard. Within 15 days after receipt of the last received appraisal report, the Parties will provide each of the Independent Experts with their comments and arguments on the respective reports of the Independent Experts. Each Independent Expert will only receive the comments on its report (and not on the report of the other Independent Expert), but Parties shall always copy each other on all correspondence with the Independent Experts. Together with their comments the Parties can request a meeting with each of the Independent Experts; after having received the comments of the Parties, the Independent Experts can also request a meeting with the Parties. Such meetings will always be held in the presence of representatives of each Party upon at least 7 days prior written notice provided that always only one Independent Expert at the time can attend such meetings. The Independent Experts shall send their final appraisal report to both Parties at the latest within 45 days after receipt by the Parties of the last received draft appraisal report.

(ix)	On the basis of the 2 final appraisal reports the arbitrated price shall be computed which shall be equal to the average of the Fair Market Values as determined by each Independent Expert (the “Arbitrated Price”).

(x)

If the Arbitrated Price does not value the Assets or the Shares at least on a 9% or lower capitalisation rate on existing (i.e. the quarter immediately preceding the quarter in which the two Independent Experts have been selected by Luxco) annualised NOI on a consolidated basis, Luxco will, at its sole choice, have the right to either delay the exit one or more times for a period up to a maximum of three years after the fifth anniversary of the

Closing in accordance with Clause 13.3.1(xiii), or offer the Assets or the Shares in the open market. In the latter case, Shurgard will have a right of first refusal on the Assets or the Shares pursuant to Clause 13.3.1(xiv).

(xi)	If the Arbitrated Price values the Assets or the Shares at least on a 9% capitalisation rate on existing (i.e. the quarter immediately preceding the quarter in which the two Independent Experts have been selected by Luxco) annualised NOI on a consolidated basis or if Luxco has not notified its intention to delay the exit or to offer the Assets or the Shares in the market pursuant to Clause 13.3.1(x) within ten days of the determination of the Fair Market Value by the Independent Experts, the following rules will apply:

(a)	If the Arbitrated Price is higher than the Offer Price:

•	Shurgard shall have the right to match the Arbitrated Price and purchase the Shares or Assets at such Arbitrated Price; or

•	Shurgard shall have the right to try to negotiate with Luxco during a period of at least 14 days a price lower than the Arbitrated Price acceptable to both Parties; or

•	if Shurgard does not want to match the Arbitrated Price and Parties do not agree on an alternative price, Luxco shall have the right to offer the Assets or its Shares in the open market at a price at least equal to the Arbitrated Price subject to a right of first refusal for Shurgard as set out in Clause 13.3.1(xiv); if the Shares or Assets can not be sold by Luxco at a price at least equal to 97% of the Arbitrated Price within a period of 4 months after the last received final report of the Independent Expert, the portfolio shall be removed from the market and the entire procedure as set out in this Clause needs to be recommenced in the event of a sale of the Assets or Shares.

(b)	If the Arbitrated Price is lower than the Offer Price

•	Shurgard shall have the right to purchase the Shares or Assets at the Offer Price; or

•	Shurgard can withdraw its offer to purchase the Shares or Assets; or

•	Shurgard shall have the right to try to negotiate with Luxco during a period of at least 14 days a price lower than the Offer Price acceptable to both Parties; or

•

if Shurgard does not want to pay the Offer Price and Parties do not agree on an alternative price, Luxco shall have the right to offer the Assets or its Shares in the open market at a price at least equal to the Offer Price subject to a right of first refusal for Shurgard as set out in Clause 13.3.1(xiv); if the Shares or Assets can not be sold by Luxco at a price at least equal to 97% of the Offer Price within a period of 4 months after the last received final report of the Independent Expert, the portfolio shall be removed from the market and the entire procedure as set out in this Clause needs to be recommenced in the event of a sale of the Assets or Shares.

(xii)	In the event of a sale and purchase of the Shares or Assets being agreed between the Parties, depending if a sale of Assets or Shares is contemplated

(a)	the Shares shall be transferred to Shurgard upon payment by Shurgard to Luxco of the price of the Shares, determined as set out herein, minus the amount of the Special Profit Participation 1 and Special Profit Participation 2 as determined pursuant to Clause 15.1; or

(b)	the Assets shall be transferred to Shurgard upon payment by Shurgard to the Company of the price of the Assets, determined as set out herein, and Clause 13.5 will apply.

(xiii)	If Luxco decides to delay the exit pursuant to Clause 13.3.1(x), it shall so notify Shurgard within ten days of the determination of the Fair Market Value by the Independent Experts. Such notification shall indicate the period for which the exit shall be delayed with a maximum of three years following the fifth anniversary of the Closing. During such period both Parties shall have the ongoing right at any time to trigger an exit subject to the procedure set out in Clause 13.3.1 (if triggered by Shurgard) or Clause 13.3.2 (if triggered by Luxco).

(xiv)	If Luxco decides to market the Assets or the Shares pursuant to Clause 13.3.1(x) or (xi), it shall so notify Shurgard within ten days of the determination of the Fair Market Value by the Independent Experts. In such a case, the following procedure will apply:

(a)	Luxco must within 30 days of the notice referred to in Clause 13.3.1(xiv) above, notify (the “Sale Notice”) Shurgard indicating (i) the surname, given names, occupation, or in the case of a corporate entity the corporate name and registered office, of the candidate-purchaser (the “Candidate-Purchaser”), (ii) whether Luxco wishes to transfer the Assets or the Shares, (iii) the price the Candidate-Purchaser is willing to pay (the “Purchase Price”) as well as (iv) the other conditions under which the Assets or the Shares would be transferred.

(b)	Shurgard shall have a right of first refusal to purchase the Assets or the Shares.

(c)	This right of first refusal must be exercised for all of the Assets or Shares and cannot be exercised for a portion thereof.

(d)	In case Shurgard wishes to purchase the Assets or the Shares it shall, within 30 days of the date of the Sale Notice, so notify Luxco and the following relevant rules will apply, depending if a sale of Assets or Shares is contemplated:

(I)	the Shares shall be transferred to Shurgard upon payment by Shurgard to Luxco of the Purchase Price minus the amounts of the Special Profit Participation 1 and the Special Profit Participation 2 as determined pursuant to Clause 15.1; or

(II)	the Assets shall be transferred to Shurgard upon payment by Shurgard to the Company of the Purchase Price of the Assets and Clause 13.5 will apply.

(e)	if the Assets or the Shares are not sold within a period of four months as of the appointment of a broker, the portfolio shall be removed from the market.

13.3.2	Exit Triggered by Luxco

If the exit procedure is commenced by Luxco, the following procedure will apply:

(i)	The Luxco Exit Notice must contain the following information:

(a)	whether Luxco wishes to sell the Shares or the Assets;

(b)	Luxco’s estimate of the Fair Market Value of the Assets or the Shares; and

(c)	the other conditions under which the Assets or the Shares would be transferred.

(ii)	During a period of 90 days following the date of the Luxco Exit Notice (the “Negotiation Period”), Parties shall in good faith negotiate on the basis of the Luxco Exit Notice the terms and conditions of a purchase and sale of the Assets or Shares held by Luxco. During such period, Shurgard shall provide Luxco with all information in its possession reasonably requested by Luxco allowing the latter to determine the Fair Market Value of the Assets or Shares held by Luxco. During the Negotiation Period Luxco may require the Company to provide it with an update of the valuation reports made on a regular basis for the benefit of the Lenders.

(iii)	If the Parties are not able to reach an agreement on the terms and conditions of a sale and purchase of the Shares or Assets within the Negotiation Period, the Parties shall appoint two independent experts as set out hereinafter.

(iv)	Shurgard shall within 5 days after the expiry of the Negotiation Period provide Luxco with a list of names of 4 independent reputable appraisers with experience in the valuation of the asset class to which the Assets belong.

(v)	Within 21 days after receipt by Luxco of the above list, Luxco shall select 2 out of the 4 experts as independent expert (the “Independent Experts”). During such 21 days period Luxco is allowed to interview the experts named on the list with a view of selecting two of them. The Independent Experts can either use their own pan-European network, or co-ordinate competent and reputable local experts in the different markets.

(vi)	The Parties shall bear the Independent Expert’s fees pro rata to their equity holding in the Company.

(vii)	The Independent Experts shall have to determine the Fair Market Value of the Assets or Shares held by Luxco, as the case may be, in accordance with the rules set out herein.

(viii)	Each Independent Expert shall, independently of each other, determine the Fair Market Value of the Shares or Assets. Within 60 days after their appointment, they will each send their draft appraisal report to both Luxco and Shurgard. Within 15 days after receipt of the last received appraisal report, the Parties will provide each of the Independent Experts with their comments and arguments on the respective reports of the Independent Experts. Each Independent Expert will only receive the comments on its report (and not on the report of the other Independent Expert), but Parties shall always copy each other on all correspondence with the Independent Experts. Together with their comments the Parties can request a meeting with each of the Independent Experts; after having received the comments of the Parties, the Independent Experts can also request a meeting with the Parties. Such meetings will always be held in the presence of representatives of each Party upon at least 7 days prior written notice provided that always only one Independent Expert at the time can attend such meetings. The Independent Experts shall send their final appraisal report to both Parties at the latest within 45 days after receipt by the Parties of the last received draft appraisal report.

(ix)	On the basis of the 2 final appraisal reports the arbitrated price shall be computed which shall be equal to the average of the Fair Market Values as determined by each Independent Expert (the “Arbitrated Price”).

(x)	If Shurgard wants to purchase the Assets or Shares held by Luxco at the Arbitrated Price, it should notify Luxco thereof within 30 days after receipt of the last received Independent Expert appraisal report.

(xi)	Failing such notification by Shurgard to purchase at the Arbitrated Price within the above period, Shurgard shall be deemed to have decided not to exercise its First Right of Offer. In such a case, Luxco may exercise its Second Right of Offer pursuant to Clause 13.4 or market the Assets or the Shares with the intention of selling to a third party. However, if the purchase price proposed for these Assets or the Shares from a third party is less than 97% of the Arbitrated Price, then Shurgard shall have a right to purchase the Shares or the Assets at such proposed sale price. In addition, the Assets or the Shares cannot be sold to a Competitor of Shurgard without the consent of Shurgard. However, subject to the terms of the Management Agreements, the Assets or the Shares may be sold to dedicated funds holding self storage assets managed by an outside operator not controlled by such funds. Finally, if the Assets or the Shares are marketed and not sold within a period of four months as of the appointment of a broker, the portfolio shall be removed from the market.

(xii)	If Shurgard has indicated its intention to exercise its First Right of Offer, the following relevant rules will apply, depending if a sale of Assets or Shares is contemplated:

(a)	the Shares shall be transferred to Shurgard upon payment by Shurgard to Luxco of the Arbitrated Price of the Shares minus the amounts of the Special Profit Participation 1 and the Special Profit Participation 2 as determined pursuant to Clause 15.1; or

(b)	the Assets shall be transferred to Shurgard upon payment by Shurgard to the Company of the Arbitrated Price of the Assets and Clause 13.5 will apply.

13.4	Second Right of Offer to Luxco

13.4.1	If the exit procedure is commenced by Luxco, and Shurgard does not exercise its First Right of Offer pursuant to Clause 13.3 and assuming that Shurgard wishes to maintain its equity position, Luxco shall have the right to enter into exclusive negotiations with Shurgard, to propose to set up a new joint venture (or restructure the Company) to form a stabilised joint venture with Shurgard to own the centres developed by the Company or its subsidiaries (the “Second Right of Offer”). Both Parties will negotiate in good faith the terms of such venture.

13.4.2	Luxco shall notify Shurgard of its intention to exercise this Second Right of Offer within 15 days of the determination of the Arbitrated Price by the Independent Experts pursuant to Clause 13.3.2(ix).

13.4.3	If no agreement can be reached by the Parties within 60 days of the notification made by Luxco pursuant to Clause 13.4.2, Luxco may market the Assets or the Shares with the intention of selling to a third party. However, if the purchase price proposed for these Assets or the Shares from a third party is less than 97% of the Arbitrated Price, then Shurgard shall have a right to purchase the Shares or the Assets at such proposed sale price. In addition, the Assets or the Shares cannot be sold to other self-service storage operators without the consent of Shurgard. However, the Assets or the Shares may be sold to other self-service storage owners (e.g. dedicated funds or investors) subject to the terms and obligations of the Management Agreements. Finally, if the Assets or the Shares are marketed and not sold within a period of four months as of the appointment of a broker, the portfolio shall be removed from the market.

13.4.4	If an agreement is reached within 60 days of the notification made by Luxco pursuant to Clause 13.4.2, the Assets will be transferred at the Arbitrated Price to the stabilised joint venture and the Company will be liquidated in accordance with Clause 15.

13.5	Sale of the Assets

If the Assets are sold pursuant to Clause 13, the Company and its subsidiaries will be liquidated in accordance with Clause 15.

13.6	Sale of the Shares

In the event of a sale of the Shares, the Parties will adjust the price for each class of shares to properly allocate the Special Profit Participation 1 and the Special Profit Participation 2 to the Class C Shares, as determined pursuant to Clause 15.1.

13.7	Fair Market Value

The “Fair Market Value” means the “Market Value” as defined in Practice Statement 4.1 of the RICS Appraisal and Valuation Manual published by The Royal Institution of Chartered Surveyors (the Red Book), provided that in the event of a sale of the Shares held by Luxco the valuation shall be based on the Fair Market Value of the underlying Properties, trading as self-service storage centers with the benefits and obligations of the Management Agreements then in place, but shall also take into account the other assets and liabilities of the Company and the Special Purpose Vehicles on a consolidated basis, provided that in the event that any individual Property which the Independent Experts both agree would on an alternate use basis be valued at least 50% higher than the value of the same property on a continuing use basis, that property shall be sold separately on the basis of such alternate use valuation and in such case the relevant provisions of the Property and Asset Management Agreement shall cease to apply to such property. The Independent Experts in their best professional opinion may deviate from the Red Book and use a valuation method which is more suited for a given Property.

13.8	Voting Agreement

If a Party wishes to transfer its Shares to a third party, the other Party hereby irrevocably undertakes to vote in favor of such transfer provided that the transferor has fully complied with the terms and conditions of Clauses 12 and 13 and is allowed to transfer its Shares to such third party pursuant to Clauses 12 and 13.

13.9	Tag Along

13.9.1	If Luxco wishes to sell its Class B Shares to a third party pursuant to Clause 13, it shall first offer to Shurgard to purchase its Class C Shares at a price equal to EUR 1,900 plus an amount equal to the amount to which the Class C Shareholder would be entitled pursuant to Clause 15 in case of a liquidation of the Company (the “Tag Along Price”).

13.9.2	Luxco shall notify to Shurgard the above offer to purchase its Class C Shares not less than 20 days before the completion of the contemplated sale of its Class B Shares to a third party (the “Purchase Notice”). If Shurgard wishes to accept Luxco’s offer and sell its Class C Shares to Luxco, it must confirm this in writing to Luxco within 10 days of the receipt of the Purchase Notice (the “Acceptance Notice”). The Acceptance Notice shall be accompanied by a share purchase agreement substantially in the form attached as Schedule 13.9.2 and signed in three originals by an authorised representative of Shurgard.

13.9.3	Within 10 days of the receipt of the Acceptance Notice, Luxco shall provide Shurgard with two originals of this share purchase agreement (one for Shurgard and one to be kept in the share register of the Company), signed by an authorised representative of Luxco; the purchase price of the Class C Shares as set forth in this share purchase agreement shall be paid to Shurgard at the closing of the sale of the Class C Shares to the third party pursuant to Clause 14.

13.9.4	Luxco shall transfer the Class C Shares acquired pursuant to this Clause 13.9 to the third party to which it will sell its Class B Shares without having to follow the procedure of Clause 13.

13.9.5	In case an Acceptance Notice has been given in accordance with this Clause 13.9, the sale of the Class B Shares to the third party may not be effected before the execution by Luxco of the Class C Shares purchase agreement with Shurgard.

14	Closing of the Exit

Subject to the provisions of Clause 13, in order to ensure that the closing of any of the exit scenarios pursuant to Clause 13 is Shari’ah compliant, the Parties undertake to take the following actions in the chronological order below, provided that all such actions shall be taken at one closing meeting:

14.1	If the exit consists of a sale of the Class B Shares by Luxco to Shurgard

14.1.1	Shurgard and Luxco shall execute a share purchase agreement for the sale and purchase of the Class B Shares subject to the condition precedent of a conversion of the Class C Shares into Class A Shares.

14.1.2	An extraordinary shareholders’ meeting of the Company shall be held to effect the above conversion.

14.1.3	First Islamic shall exercise its call option in respect of the shares in Luxco held by the parent company of Luxco.

14.1.4	Closing of the sale and purchase of the Class B Shares and payment by Shurgard to Luxco of the purchase price calculated pursuant to Clause 13.

14.2	If the exit consists of a sale by Luxco of its Class B Shares to a third party and the tag along right of Shurgard on the Class C Shares has been exercised pursuant to Clause 13.9

14.2.1	Completion of the tag along procedure of Clause 13.9.

14.2.2	Shurgard and Luxco shall execute a share purchase agreement for the sale and purchase of the Class C shares subject to the condition precedent of a conversion of the Class C Shares into Class B Shares.

14.2.3	Luxco and the third party shall execute a share purchase agreement for the sale and purchase of the Class B Shares and the to be converted Class C Shares.

14.2.4	An extraordinary shareholders’ meeting of the Company shall be held to effect the above conversion.

14.2.5	First Islamic shall exercise its call option in respect of the shares in Luxco held by the parent company of Luxco.

14.2.6	Closing of the sale and purchase of the converted Class C Shares to Luxco, closing of the sale and purchase of the Class B Shares and converted Class C Shares to the third party, payment by the third party to Luxco of the purchase price and payment by Luxco to Shurgard of the Tag Along Price.

14.3	If the exit consists of the liquidation of Company

14.3.1	An extraordinary shareholders’ meeting of the Company shall be held to liquidate the Company. The liquidators are appointed pursuant to Clause 5.14 to sell the assets and pay out the liabilities of the Company.

14.3.2	The liquidators, after having sold the assets and paid the liabilities, shall distribute the liquidation proceeds to the various shareholders in the order set out in Clause 15;

14.3.3	After payment of the Special Profit Participation 1 and the Special Profit Participation 2, the Class C Shares shall be converted into Class A Shares;

14.3.4	First Islamic shall exercise its call option in respect of the shares in Luxco held by the parent company of Luxco.

14.3.5	If there are any outstanding liquidation proceeds, these shall be distributed equally to all shareholders pro rata to their holding of shares in the Company;

14.3.6	The liquidation shall be closed and the Company cease to exist.

15	Distribution of Cash Flow upon Exit and Special Profit Participations

15.1	Principles

Upon a transaction involving a sale of the Assets, the Company shall be liquidated and distributions of proceeds (“Residual Value”, as defined in Clause 15.2), shall be as follows:

15.1.1	by preference to the Class C Shareholder for an amount equal to the Capital of the Company represented by the Class C Shares; then,

15.1.2	to the Class A Shareholder and Class B Shareholder, respectively, for an amount equal to the Capital of the Company represented by the Class A Shares and Class B Shares; then,

15.1.3	to and among the Class A Shareholder, Class B Shareholder and Class C Shareholder proportionately and until each receives pursuant to Clauses 15.1.1 and 15.1.2 and this Clause 15.1.3 (and also taking into account any payments received pursuant to Clause 6.1) a 12% pre-tax (to the Shareholders, but net of any taxes at the level of the Company) cumulative compounded return on the pro rata of the Capital represented by their Shares; then,

15.1.4	above a 12% pre-tax cumulative compounded return pursuant to Clauses 15.1.2 and 15.1.3 (and also taking into account any payments received pursuant to Clause 6.1) and up to a 25% pre-tax cumulative compounded return to the Class A Shareholder and the Class B Shareholder, 25% of the remaining residual cash flow, if any, will be distributed to the Class C Shareholder as special profit participation (the “Special Profit Participation 1”) and the remainder shall be distributed between the Class A Shareholder, Class B Shareholder and Class C Shareholder according to their pro-rata holding of Shares; then,

15.1.5

if and once the Class A Shareholder and the Class B Shareholder realize a 25% pre-tax cumulative compounded return pursuant to Clauses 15.1.2, 15.1.3 and 15.1.4, 37.5% of the remaining residual cash flow, if any, will be distributed to the Class C Shareholder as special profit participation (the “Special Profit

Participation 2”) and the remainder shall be distributed between the Class A Shareholder, Class B Shareholder and Class C Shareholder according to their pro-rata holding of Shares.

15.1.6	for the calculation of the cumulative compounded return, invested amounts will be taken into account when invested in the Company, distributions will be taken into account when made to the respective Shareholder and the XIRR function in Microsoft Excel shall be acceptable. It will be compounded quarterly. Schedule 15.1.6 contains an example of distribution of cash flow upon exit.

15.2	Residual Value

“Residual Value” is defined as total net proceeds resulting from a liquidation of the Company’s assets (including unused reserves) after repayment of financing, and payments of all venture related taxes and transaction costs.

16	Term of the Agreement and Termination

16.1	Term

This Agreement is entered into for a fixed term of twenty (20) years as from the date of this Agreement.

16.2	Termination

This Agreement shall terminate by mutual written agreement of the Parties or in the event that a Party ceases to be a shareholder of the Company provided that such Party has fully complied with all its obligations under this Agreement and agreements referred to herein and the Articles of Association.

17	Miscellaneous

17.1	Lump Sum Amount

The Parties acknowledge that Clauses of this Agreement providing for the payment of an indemnity (“dommages et intérêts” / “schadevergoeding”) in a lump sum amount are reasonable and necessary to protect the legitimate interests of the Parties and have been expressly agreed upon by professional parties.

17.2	Press Announcements

Without prejudice to Clause 11.2, all public announcements or press releases by any of the Parties to third persons relating to the Closing shall be made only at such time and in such manner as may be agreed upon in advance in writing by the Parties. To the greatest extent practicable, the Parties shall discuss with each other the form, timing and substance of such announcements or releases prior to the dissemination thereof.

Such agreed announcements or releases may also be released by SSCI.

17.3	Costs

17.3.1	Costs related to the formation of the Company, including arrangement fees to the Lenders, legal fees and due diligence costs of the Lenders, will be borne by the Company.

17.3.2	Any costs associated with the creation of the legal infrastructure that supports only Shurgard’s involvement, or only Luxco’s involvement in the Company, shall be borne solely by Shurgard and Luxco, respectively. Luxco shall be responsible for its own due diligence costs.

17.4	Notices

Any and all notices, elections or demands permitted or required to be made under this Agreement must be in writing, signed by the Party giving such notice, election or demand, and must be delivered personally, transmitted by electronic means (by e-mail or facsimile) with receipt confirmed or sent by nationally reputed courier service that provides verification of delivery, to the other Party, at the address set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Clause 17.4. The date of personal delivery or the date of e-mail or receipt, as the case may be, is the date such notice is effectively given, provided that the Parties agree that wherever practicable, and as a first option, any form of communication contemplated by this Clause 17.4 shall be transmitted by electronic means.

If to Shurgard:

Shurgard Self Storage SCA

For the attention of the President

Quai du Commerce 48

1000 Brussels

Facsimile : + 32 2 229 56 55

with a copy to the General Counsel

If to Luxco:

Crescent Self Storage Investments II SARL

For the attention of Olivier Dorier

1, rue de Glacis

L-1628 Luxembourg

Facsimile : +352 26 25 88 79

with a copy to:

Crescent Capital Investments (Europe) Ltd.

For the attention of Emira Socorro

53 Davies Street

London W1K 5JH

United Kingdom

17.5	Successors and Assigns

17.5.1	Except as otherwise provided herein, no Party may assign all or part of its rights and obligations under this Agreement to any third party (through a sale, a capital contribution, a donation or any other transaction, including the sale or contribution of a division (“branche d’activité” / “bedrijfstak”) or of a business as a whole (“universalité” / “algemeenheid”), or a merger or split-up) without the prior written consent of the other Party(ies). As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it intended to assign (without prejudice to any other right or remedy that the other Party(ies) may have for breach of this Clause 17.5.1).

17.5.2	This Agreement shall be binding on and shall inure to the benefit of the respective Parties and their permitted successors and assigns.

17.6	Entire Agreement and Amendments

This Agreement, together with the agreements expressly contemplated hereby, constitutes the full and complete agreement of the Parties with respect to the subject matter hereof, and expressly supersedes all other agreements between Shurgard and Luxco in connection herewith. This Agreement may be amended, modified or otherwise changed only in writing signed by both Parties.

17.7	No Waiver

The failure of any Party to insist on strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, will not be a waiver of such Party’s rights to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder will constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

17.8	Counterparts

This Agreement and any amendments hereto may be executed in any number of counterparts, all of which together for all purposes constitute one agreement, binding on both Parties notwithstanding that both Parties have not signed the same counterpart.

17.9	Power of attorney to initial

17.9.1	Shurgard hereby gives a power of attorney to Paul Van Hooghten, An Moonen or any other attorney of Linklaters De Bandt, having its offices at Brederodestraat 13, 1000 Brussels, acting individually or jointly, in order to initial, on its behalf, the Schedules to this Agreement.

17.9.2	Luxco hereby gives a power of attorney to Edouard Derom, Sarah Van Haute or any other attorney of Linklaters De Bandt, having its offices at Brederodestraat 13, 1000 Brussels, acting individually or jointly, in order to initial, on its behalf, the Schedules to this Agreement.

17.10	Governing Law

This Agreement shall be governed by and construed in accordance with Belgian law.

17.11	Arbitration

17.11.1	All disputes arising in connection with any of this Agreement, either of the Management Agreements, any share purchase agreement executed pursuant to Clause 13.9.2 or Clause 3.2 and any arrangements entered into within the framework of such agreements (together the “Relevant Agreements”), and which Parties are unable to settle amicably shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators, all appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules (the “Court”).

The arbitration shall be held in Geneva. The proceedings and award shall be in the English language.

Every arbitrator must be and remain independent of any person that is a party to any of the Relevant Agreements, even if such party is not actually a party to the arbitration proceedings being conducted under this present Clause 17.11.

17.11.2	All Parties to this Agreement hereby acknowledge that the subject matter of the Relevant Agreements has a close inter-relationship.

17.11.3	In order to ensure that all disputes in connection with any of the Relevant Agreements are resolved in a uniform and compatible manner, the Parties to this Agreement agree to procure that the procedures set out in the paragraphs below shall be complied with.

(i)	In addition to the procedural requirements set forth by the Rules, any party to a Relevant Agreement that initiates an arbitration procedure (the “Initial Arbitration Proceedings”) shall send a copy of its request for arbitration (the “Notification”) to all the parties to all the Relevant Agreements at the same time as making such request for arbitration.

The Initial Arbitration Proceedings shall be suspended until such time as the Notification process is completed.

(ii)	The procedure set out in paragraph 17.11.3(i) above in respect of giving Notification shall similarly apply in respect of all arbitration proceedings that are commenced in respect of the Relevant Agreements subsequent to the Initial Arbitration Proceedings (“Subsequent Proceedings” and any such notification shall similarly be defined as “Notification”) and the party initiating any Subsequent Proceedings shall at the same time as making the request for arbitration inform the Secretariat of the Court of the existence of all such arbitration proceedings relating to the Relevant Agreements (“Previous Proceedings”) and request that the Court refers the matter to the same arbitrators appointed by the Court in respect of the Previous Proceedings.

(iii)

Any party that has received a Notification may, within 30 days from the receipt of such Notification, request to be included as a party (an “Intervening Party”) to the arbitration proceedings referred to in the Notification by filing a “Request to Intervene” with the Secretariat of the Court. The parties to the arbitration proceedings referred to in the Notification shall do all things possible to assist the Intervening Party in being joined as a party to those arbitration proceedings (which shall include applying for an extension of the deadline for the filing of documents to enable the Intervening Party to file documents).

(iv)	Any party to any arbitration proceedings initiated in accordance with this Clause 17.11 may at any time request that any other party or parties to any of the Relevant Agreements be joined in such arbitration proceedings (the “Joined Party or Parties”), provided that the party making the request reasonably believes the subject matter of the arbitration proceedings justifies the joinder of such Joined Party or Parties. A request for such joinder shall be made by written notice to the Secretariat of the Court (a “Notice of Joinder”) copied to the Joined Party or Parties.

(v)	If, notwithstanding the provisions of this Clause 17.11, separate arbitral procedures in respect of any of the Relevant Agreements have been initiated, any party to such arbitral procedures shall be entitled to request that the Secretariat of the Court consider consolidating the arbitral proceedings into one arbitral proceeding.

The arbitrators shall decide to so consolidate any two or more proceedings if it appears to them to be in the interest of justice that the various disputes and issues submitted to arbitration be adjudicated in one arbitral proceeding and by one award. The arbitrators shall be bound to consolidate such proceedings if to do otherwise could result in awards that are irreconcilable or which would be unenforceable.

17.11.4	The Parties hereby agree not to seek judicial review of any award made pursuant to this Clause 17.11. They specifically and irrevocably exclude their right to seek judicial review of the award on all the grounds listed in article 190 (2) of the Swiss Conflict of Laws Statute.

17.11.5	The Parties hereby acknowledge that all Relevant Agreements either have or shall include wording similar to this Clause 17.11 in such Relevant Agreement.

17.12	Covenant of Good Faith

Each Party covenants and agrees that whenever it is authorized by this Agreement to take or omit to take any action, or to give or withhold any approval or consent, whether or not in its sole discretion, it will take or omit to take such action, or give or withhold such approval or consent, in good faith and not in an arbitrary or capricious manner.

17.13	Severability

If any provision of this Agreement or the Articles of Association or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement or the Articles of Association and the application of such provision to other persons or circumstances shall not be affected thereby and Parties shall negotiate in good faith a replacement provision having a similar economic effect as the invalid or unenforceable provision(s). If the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

17.14	Middle East Situation

Both Parties acknowledge that the political situation in the Middle East is currently unstable. Both Parties recognise that this situation and the possible related consequences will not be considered as a valid reason not to comply with their obligations under the Agreement in such case.

[NEXT PAGE IS SIGNATORY PAGE]

Made in Brussels on 11 May 2004, in three originals. Each Party and SSCI acknowledges receipt of its own original.

SHURGARD SELF STORAGE SCA:

Name:	Steven De Tollenaere

Title:	Attorney-in-fact

CRESCENT EURO SELF STORAGE INVESTMENTS II SARL:

Name:	Muhannad Abulhasan

Title:	Director

SSCI hereby accepts the benefit of the undertakings of Luxco under Clauses 5.5.2(ii), 5.5.2(iv), 11.2, 12.3 and 17.2 in accordance with Article 1121 of the Belgian Civil Code:

Shurgard Storage Centers Inc.:

Name:	Patrick Metdepenninghen

Title:	Attorney-in-fact

Index of Schedules

Schedule 1.1.1 :	Articles of Association

Schedule 2.3.3 :	Opt-Out Notice

Schedule 2.9 :	Business Plan

Schedule 3.1 :	Special Purpose Vehicles to be Contributed at Closing, a Summary of their Corporate Details and Underlying Properties

Schedule 3.2 :	Draft Share Purchase Agreement for the Acquisition of Class B Shares

Schedule 4.1.1(i) :	List of the Special Purpose Vehicles to be Contributed after Closing and Underlying Properties

Schedule 4.1.1(ii) :	Investment and Operating Criteria

Schedule 4.1.2 :	Expansion Plans

Schedule 4.1.4 :	Properties not to be Contributed to the Company.

Schedule 4.2.1(i) :	Contribution Notice

Schedule 4.2.1(ii) :	Payment Notice

Schedule 4.3.1 :	Cash Contribution Notice

Schedule 4.4.1 :	Direct Development Costs

Schedule 4.4.2 :	Sample Financing Term Sheet

Schedule 5.4.1(a) :	Development Agreement

Schedule 5.4.1(b) :	Property and Asset Management Agreement

Schedule 5.6 :	Preliminary Plan and Budget 2004

Schedule 8.3(a) :	Disclosure Schedule

Schedule 8.3(b) :	Real Estate Package

Schedule 10.2.4 :	Legal Opinion

Schedule 10.4.1 :	Deed of Capital Increase

Schedule 10.4.3 :	Draft Minutes of Special Shareholders’ Meeting of the Company

Schedule 13.9.2 :	Draft Share Purchase Agreement for Acquisition of Class C Shares

Schedule 15.1.6 :	Example of Distribution of Cash Flow upon Exit